UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

(Amendment No.     )

Filed by the Registrant ☒                            Filed by a Party other than the Registrant ☐

Check the appropriate box:

☒	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2)

☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

Agenus Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials:

☐

Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

AGENUS INC.

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

Date	June 19, 2019

Time	5:00 P.M., Eastern Time

Place	Agenus Inc., 3 Forbes Road, Lexington, Massachusetts 02421

Webcast	Go to http://investor.agenusbio.com/presentation-webcasts starting at 5:00 P.M., Eastern Time on June 19, 2019. The webcast will be archived on our website for at least thirty days after the date of the 2019 Annual Meeting of Stockholders.

Proposals	1. To elect Brian Corvese and Timothy R. Wright as Class I directors, each for a term of three years expiring at the 2022 Annual Meeting of Stockholders.

2.  To approve an amendment to our Amended and Restated Certificate of Incorporation (as amended) to increase the number of shares of common stock authorized for issuance thereunder from 240,000,000 to 400,000,000.

3. To approve our 2019 Equity Incentive Plan.

4. To ratify the appointment of KPMG LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2019.

5. To consider any other business as may properly come before the 2019 Annual Meeting of Stockholders or any postponement or adjournment of the meeting.

Record Date	You are entitled to vote if you were a stockholder of record on April 24, 2019.

A list of stockholders entitled to vote will be open for examination by any stockholder for any purpose germane to the 2019 Annual Meeting of Stockholders for ten days before the meeting during ordinary business hours at our principal offices at 3 Forbes Road, Lexington, Massachusetts 02421.

It is important that your shares be represented at the 2019 Annual Meeting of Stockholders. Therefore, whether or not you plan to attend the meeting, please complete your proxy and return it to us. If you attend the meeting and wish to vote in person, your proxy will not be used. You may also vote your shares over the internet or by telephone. Instructions for internet or telephonic voting are printed on your proxy card.

By order of the Board of Directors,

Evan D. Kearns, Secretary

April 26, 2019

Page
VOTING PROCEDURES	2
PROPOSAL 1—ELECTION OF DIRECTORS	7
OUR CORPORATE GOVERNANCE	11
COMPENSATION OF EXECUTIVE OFFICERS	22
DIRECTOR COMPENSATION	29
OWNERSHIP OF OUR COMMON STOCK	31
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE	33
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS	34
PROPOSAL 2—TO APPROVE AN AMENDMENT TO OUR AMENDED AND RESTATED CERTIFICATE OF INCORPORATION (AS AMENDED) TO INCREASE THE NUMBER OF SHARES OF COMMON STOCK AUTHORIZED FOR ISSUANCE THEREUNDER FROM 240,000,000 TO 400,000,000.	35
PROPOSAL 3—TO APPROVE OUR 2019 EQUITY INCENTIVE PLAN.	37
EQUITY PLANS	45
PROPOSAL 4—TO RATIFY THE APPOINTMENT OF KPMG LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 31, 2019	46
REPORT OF THE AUDIT AND FINANCE COMMITTEE	48
ADDITIONAL INFORMATION	49
APPENDIX A CERTIFICATE OF SIXTH AMENDMENT TO THE AMENDED AND RESTATED CERTIFICATE OF INCORPORATION	A-1
APPENDIX B AGENUS 2019 EQUITY INCENTIVE PLAN	B-1

AGENUS INC.

3 Forbes Road

Lexington, Massachusetts 02421

Telephone: (781) 674-4400

PROXY STATEMENT

April 26, 2019

This proxy statement contains information about the 2019 Annual Meeting of Stockholders of Agenus Inc. (the “2019 Annual Meeting”), including any postponements or adjournments of the meeting. The 2019 Annual Meeting will be held at Agenus Inc., 3 Forbes Road, Lexington, Massachusetts 02421 on June 19, 2019 at 5:00 P.M., Eastern Time.

In this proxy statement, we refer to Agenus Inc. as “Agenus,” “us,” “we” or the “Company.”

This proxy statement and solicitation is being made on behalf of the Board of Directors of Agenus Inc.

In accordance with the “notice and access” rules approved by the Securities and Exchange Commission (“SEC”) and in connection with the solicitation of proxies by our Board of Directors, on or about April 26, 2019 we first sent a Notice of Internet Availability of Proxy Materials and provided access to our proxy materials (consisting of this proxy statement, our Annual Report on Form 10-K for the year ended December 31, 2018 and a form of proxy) over the internet to each stockholder entitled to vote at the 2019 Annual Meeting. We intend to mail to requesting stockholders full sets of our proxy materials (consisting of this proxy statement, our Annual Report on Form 10-K for the year ended December 31, 2018 and a form of proxy) on or about April 26, 2019.

Our Annual Report on Form 10-K for the year ended December 31, 2018 is also available on our corporate website at http://investor.agenusbio.com/SEC-Filings and through the SEC’s EDGAR system at http://www.sec.gov. To request a printed copy of our Annual Report on Form 10-K, which we will provide to you without charge, write to Investor Relations, Agenus Inc., 3 Forbes Road, Lexington, Massachusetts 02421. No material on our website is part of this proxy statement.

VOTING PROCEDURES

YOUR VOTE IS IMPORTANT. PLEASE TAKE THE TIME TO VOTE. Stockholders have a choice of voting over the internet, by telephone, by mail using a proxy card, or in person at the 2019 Annual Meeting. Please refer to the proxy card or other voting instructions included with these proxy materials for information on the voting methods available to you. If you vote over the internet, by telephone, or in person at the 2019 Annual Meeting, you do not need to return your proxy card.

Who can vote?	Each share of our common stock that you owned as of the close of business on April 24, 2019 (the “record date”), entitles you to one vote on each matter to be voted upon at the 2019 Annual Meeting. On the record date, there were [●] shares of Agenus common stock issued, outstanding, and entitled to vote.

Why did I receive a one-page notice in the mail regarding the internet availability of proxy materials instead of a full set of printed proxy materials?

Pursuant to the “notice and access” rules adopted by the SEC, we provide stockholders access to our proxy materials over the internet. Accordingly, we sent a Notice of Internet Availability of Proxy Materials (“Notice”) to all of our stockholders as of the record date. The Notice includes instructions on how to access our proxy materials over the internet and how to request a printed copy of these materials. In addition, by following the instructions in the Notice, stockholders may request to receive proxy materials in printed form by mail or electronically by email on an ongoing basis.

Choosing to receive your future proxy materials by email will save us the cost of printing and mailing documents to you and will reduce the impact of our annual meetings of stockholders on the environment. If you choose to receive future proxy materials by email, you will receive an email next year with instructions containing a link to those materials and a link to the proxy voting site. Your election to receive proxy materials by email will remain in effect until you revoke the election and request a full set of printed proxy materials.

What is the difference between holding shares directly in my name and holding shares in “street name”?

If your shares are registered directly in your name with our transfer agent, American Stock Transfer & Trust Company, LLC, you are considered the “stockholder of record.” The Notice was sent directly to you by our tabulator, Broadridge Financial Solutions, Inc. (“Broadridge”), on behalf of Agenus.

If your shares are held for you in an account by a broker, bank, or other nominee, you are considered the beneficial owner of shares held in “street name.”

How do I vote?

If your shares are registered directly in your name, you may vote:

•   Over the internet. Go to the website of our tabulator, Broadridge, at http://www.proxyvote.com and follow the instructions. Your shares will be voted according to your instructions. If you do not specify how you want to vote your shares, your internet vote will not be completed and you will receive an error message. If you hold your shares directly and wish to vote over the internet, your vote must be received by 11:59 P.M. Eastern Time on June 18, 2019. If your shares are held in a Company stock plan and you wish to vote over the internet, your vote must be received by 11:59 P.M. Eastern Time on June 16, 2019.

•   By telephone. Dial 1-800-690-6903 using any touch-tone telephone and follow the instructions. Your shares will be voted according to your instructions. If you hold your shares directly and wish to vote over the telephone, your vote must be received by 11:59 P.M. Eastern Time on

June 18, 2019. If your shares are held in a Company stock plan and you wish to vote over the telephone, your vote must be received by 11:59 P.M. Eastern Time on June 16, 2019.

•   By mail. Complete and sign the enclosed proxy card and mail it in the enclosed postage prepaid envelope to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. Your shares will be voted according to your instructions. If you do not specify how you want your shares voted, they will be voted as recommended by our Board of Directors.

•   In person at the 2019 Annual Meeting. If you attend the 2019 Annual Meeting in person, you may deliver your completed proxy card in person or you may vote by completing a ballot, which will be available at the meeting.

If your shares are registered in “street name,” you have the right to direct your broker, bank, or nominee how to vote your shares by using the voting instruction card included in the mailing, or by following their instructions for voting over the internet or by telephone.

How can I change my vote?

If your shares are registered directly in your name, you may revoke your proxy and change your vote at any time before the 2019 Annual Meeting. To do this, you must do one of the following:

•   Vote over the internet as instructed above. Only your latest internet vote is counted.

•   Vote by telephone as instructed above. Only your latest telephonic vote is counted.

•   Sign a new proxy card and submit it as instructed above.

•   Attend the 2019 Annual Meeting and vote in person. Attending the meeting will not revoke your proxy unless you specifically request it.

If your shares are held in “street name,” you may submit new voting instructions by contacting your broker, bank, or nominee. You may also vote in person at the 2019 Annual Meeting if you deliver a valid and completed proxy card as described in the answer to the “How do I vote?” question above.

Will my shares be voted if I do not return my proxy?

If your shares are registered directly in your name, your shares will not be voted if you do not vote over the internet, vote by telephone, return your proxy, or vote in person at the 2019 Annual Meeting.

If your shares are held in “street name,” your broker, bank, or nominee, under certain circumstances, may vote your shares for you if you do not return your proxy. A broker, bank, or nominee has authority to vote customers’ unvoted shares on some routine matters. If you do not give a proxy to your broker, bank, or nominee to vote your shares, it may either vote your shares on routine matters, or leave your shares unvoted. Proposal 2 (to approve an amendment to our Amended and Restated Certificate of Incorporation (as amended) to increase the number of shares of common stock authorized for issuance thereunder from 240,000,000 to 400,000,000) and Proposal 4 (to ratify the appointment of KPMG LLP as our independent registered public accounting firm) are the only proposals that are considered routine matters for this purpose. Your broker, bank, or nominee cannot vote your shares with respect to non-routine matters unless they receive your voting instructions. We encourage you to provide voting instructions to your broker, bank, or nominee by giving them your proxy. This ensures your shares will be voted at the 2019 Annual Meeting according to your instructions. You should receive directions from your broker, bank, or nominee about how to submit your proxy to them at the time you receive this proxy statement.

What does it mean if I receive more than one proxy card?	It means that you have more than one account, which may be at the transfer agent or brokers. Please vote over the internet or by telephone, or complete and return all proxies for each account to ensure that all of your shares are voted.

Who can attend the 2019 Annual Meeting?

Any Company stockholder as of the close of business on the record date may attend the meeting. Stockholders must present a valid form of photo identification, such as a driver’s license, in order to be admitted to the meeting.

If your shares are held in street name (beneficially held in the name of a broker, bank or other holder of record), you must also present proof of your ownership, such as a bank or brokerage account statement, to be admitted to the meeting. Please note that if you are a beneficial holder and would like to vote at the meeting in person, you will need to bring a legal proxy from your broker, bank or other holder of record.

Even if you plan to attend the meeting, please vote your shares by submitting a proxy.

How many shares must be present to hold the 2019 Annual Meeting?

A majority of our outstanding shares of common stock as of the record date must be present at the 2019 Annual Meeting to hold the meeting and conduct business. This is called a quorum. Shares are counted as present at the meeting if the shares are voted in person or by proxy at the meeting. Shares that are present that vote to abstain or do not vote on one or more of the matters to be voted upon are counted as present for establishing a quorum.

If a quorum is not present, the 2019 Annual Meeting will be adjourned until we obtain a quorum.

What vote is required to approve each matter and how are votes counted?

Proposal 1—To elect two Class I directors, each for a term of three years expiring at the 2022 Annual Meeting of Stockholders.

The nominees for director receiving the highest number of votes FOR election will be elected as a director. This is called a plurality. You may vote FOR the nominees or WITHHOLD your vote from the nominees. If your shares are held by your broker, bank, or nominee in “street name” and if you do not vote your shares or instruct your broker, bank, or nominee how to vote with respect to this item, your unvoted shares will be counted as “broker non-votes” (when a broker does not have authority to vote on the proposal in question). Abstentions and “broker non-votes” are not counted for purposes of electing directors. Votes that are withheld will not be included in the vote tally for the election of directors and will have no effect on the results of the vote.

Proposal 2—To approve an amendment to our Amended and Restated Certificate of Incorporation (as amended) to increase the number of shares of common stock authorized for issuance thereunder from 240,000,000 to 400,000,000.

To approve Proposal 2, stockholders holding a majority of the outstanding shares of Agenus common stock entitled to vote at the 2019 Annual Meeting must vote FOR Proposal 2. If your shares are held by your broker, bank, or nominee in “street name,” and you do not vote your shares, your broker, bank, or nominee has authority to vote your unvoted shares on Proposal 2. If the broker does not vote your unvoted shares, this will have the same effect as a vote against the proposal. Abstentions will also have the same effect as a vote against the proposal.

Proposal 3—To approve our 2019 Equity Incentive Plan.

To approve Proposal 3, a majority of the votes cast by stockholders present in person or represented by proxy at the 2019 Annual Meeting and voting on the matter must vote FOR Proposal 3. If your shares are held by your broker, bank, or nominee in “street name” and if you do not vote your shares or instruct your broker, bank, or nominee how to vote with respect to this item, your unvoted shares will be counted as “broker non-votes.” Abstentions and “broker non-votes” will not be counted as votes cast or shares voting on Proposal 3 and will have no effect on the vote.

Proposal 4—To ratify the appointment of KPMG LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2019.

To approve Proposal 4, a majority of the votes cast by stockholders present in person or represented by proxy at the 2019 Annual Meeting and voting on the matter must vote FOR Proposal 4. If your shares are held by your broker, bank, or nominee in “street name,” and you do not vote your shares, your broker, bank, or nominee has authority to vote your unvoted shares on Proposal 4. If the broker, bank, or nominee does not vote your unvoted shares, there will be no effect on the vote because these “broker non-votes” are not considered to be voting on the matter. Abstentions will not be counted as votes cast or shares voting on Proposal 4 and will have no effect on the vote.

How does the Board of Directors recommend that I vote?

Our Board of Directors recommends that you vote:

•   FOR Proposal 1—To elect the nominated Class I directors, each for a term of three years expiring at the 2022 Annual Meeting of Stockholders.

•   FOR Proposal 2— To approve an amendment to our Amended and Restated Certificate of Incorporation (as amended) to increase the number of shares of common stock authorized for issuance thereunder from 240,000,000 to 400,000,000.

•   FOR Proposal 3— To approve our 2019 Equity Incentive Plan.

•   FOR Proposal 4—To ratify the appointment of KPMG LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2019.

Are there other matters to be voted on at the 2019 Annual Meeting?	We do not know of any other matters that may come before the 2019 Annual Meeting. If any other matters are properly presented to the meeting, the persons named in the accompanying proxy card intend to vote, or otherwise act, in accordance with their judgment.

Where do I find the voting results of the 2019 Annual Meeting?	We will report the voting results in a Current Report on Form 8-K to be filed with the SEC within four business days after the end of the 2019 Annual Meeting.

Who bears the costs of soliciting these proxies?	We will bear the costs of soliciting proxies. In addition to the mailing of these proxy materials, our directors, officers, and employees may solicit proxies by telephone, email, and in person, without additional compensation. We have retained Alliance Advisors, LLC at an estimated cost of $[●] plus reimbursements of expenses to assist in our solicitation of proxies. Upon request, we will also reimburse brokerage houses and other custodians, nominees, and fiduciaries for their reasonable out-of-pocket expenses for distributing proxy materials to stockholders.

How can I receive future proxy statements and annual reports over the internet instead of receiving printed copies in the mail?	This proxy statement and our Annual Report on Form 10-K for the year ended December 31, 2018 are available on our website at http://investor.agenusbio.com/SEC-Filings. Most stockholders can elect to view future proxy statements and annual reports over the internet instead of receiving printed copies in the mail.

If your shares are registered directly in your name, you can choose this option when you vote over the internet and save us the cost of producing and mailing these documents. You can also choose to view future proxy statements and annual reports over the internet. Your election to receive proxy materials by email will remain in effect until you revoke the election and request a full set of printed proxy materials. If you choose to receive future proxy materials by email, you will receive an email next year with instructions containing a link to those materials and a link to the proxy voting site.

If your shares are held in “street name,” you should check the information provided by your broker, bank, or other nominee for instructions on how to elect to view future proxy statements and annual reports over the internet. No material on our website is part of this proxy statement.

PROPOSAL 1—ELECTION OF DIRECTORS

The Board of Directors has nominated the individuals listed below for election as Class I directors. Each nominee currently serves as a Class I director.

Our Board of Directors (the “Board”) is divided into three classes. One class is elected each year and members of each class hold office for three-year terms. The Board currently consists of six members. Two members are Class I directors, with terms expiring at the 2019 Annual Meeting. Two members are Class II directors, with terms expiring at the 2020 Annual Meeting of Stockholders. Two members are Class III directors, with terms expiring at the 2021 Annual Meeting of Stockholders. The Board has nominated Brian Corvese and Timothy R. Wright, each of whom is a current Class I director, for re-election to a term expiring at the 2022 Annual Meeting of Stockholders.

For more information on nomination of directors, see “Corporate Governance and Nominating Committee” below in the section entitled “Our Corporate Governance—Committees of the Board.”

Your vote is requested in favor of Brian Corvese and Timothy R. Wright, the nominees listed below, as Class I directors. The nominees have indicated their willingness to serve, if elected, but if they should be unable or unwilling to serve, proxies may be voted for substitute nominees designated by the Board.

There are no family relationships between or among any of our executive officers, directors, or nominee for director.

Below are the names and certain information about each member of the Board, including the nominees for election as Class I directors:

CLASS I DIRECTORS—TERMS TO EXPIRE IN 2019

Brian Corvese Age: 61 President and Founder of Vencor Capital Director since 2007 (a) Audit and Finance Committee (Chair) (b) Compensation Committee (c) Executive Committee (Chair)	Since 1999, Mr. Corvese has been the President and Founder of Vencor Capital (“Vencor”), a private equity firm with telecommunications and technology investments in the Middle East and Mediterranean regions. Prior to working at Vencor, Mr. Corvese worked on investments in the U.S. and global equity markets as a Managing Director and partner at Soros Fund Management, the largest hedge fund in the world at the time. From 1988 to 1996, Mr. Corvese was a partner at Chancellor Capital Management (“Chancellor”), a $25 billion money management firm. While at Chancellor, Mr. Corvese was a Portfolio Manager with responsibility for investments made in basic industries, restructurings, and special situations, corporate governance investments, as well as founded and managed his own hedge fund. From 1981 to 1988, Mr. Corvese was with Drexel Burnham Lambert (“Drexel”) as an equity analyst following the chemical and specialty chemical industries and participated in a significant number of merger and acquisition activities. While at Drexel, Mr. Corvese was a member of the top chemical and specialty chemical research team, as ranked by Institutional Investor. Mr. Corvese currently serves on the Board of Directors of the National Telecommunications Corporation, based in Cairo, Egypt, and Protagenic Therapeutics based in Ontario, Canada. Mr. Corvese earned degrees in finance and political science from The University of Rhode Island and attended New York University Graduate School. With over 30 years of experience in the financial industry, Mr. Corvese brings substantial financial expertise to our Board.

Timothy R. Wright

Age: 61

Partner at Signal Hill Advisors, LLC.

Director since 2006, Lead

Director since 2009

(a) Compensation Committee

(b) Corporate Governance

and Nominating Committee

(Chair)

(c) Audit and Finance

Committee

(d) Executive Committee

Mr. Wright has served as a Partner at Signal Hill Advisors, LLC since February 2011. Mr. Wright also serves as chairman of The Ohio State University Comprehensive Cancer Center Drug Development Institute, and director of the Ohio State University Innovation Foundation. Mr. Wright was the President and Chief Executive Officer and a director of M2Gen Corp., a privately held health informatics company, between July 2017 and September 2018. From April 2015 through July 2017, Mr. Wright was the Executive Vice President, Mergers and Acquisitions, Strategy and Innovation at Teva Pharmaceuticals Industries Ltd. From September 2013 to March 2015, Mr. Wright served as head of The Ohio State University Technology Transfer Office. From July 2011 to July 2012, Mr. Wright served as Chairman, Interim CEO, and a member of the Board of Directors of Curaxis Pharmaceuticals Corporation, a research based company dedicated to finding cures for age-related diseases, including Alzheimer’s disease and cancer. Prior to Mr. Wright’s tenure at Curaxis, the company had been experiencing financial difficulties and, as a result, Curaxis filed for Chapter 11 bankruptcy in July 2012. Prior to that, Mr. Wright served as President of the Imaging Solutions and Pharmaceutical Products Sector of Covidien from February 2007 until December 2010. Mr. Wright brings to our Board over 30 years of global pharmaceutical industry experience in general management, product development, and commercialization as well as business restructuring and transaction experience. Beginning in April 2004, Mr. Wright was interim CEO, President and a member of the Board of Directors of AAI Pharma, a hybrid pharmaceutical, drug delivery/manufacturing, and global clinical research organization. Upon the sale of AAI Pharma’s pharmaceutical assets to Xanodyne Pharmaceuticals Inc., Mr. Wright transitioned to Chief Operating Officer at Xanodyne Pharmaceuticals Inc., a role he maintained until May 2006. Mr. Wright was also President of Elan Bio-Pharmaceuticals and has held several senior management positions with Cardinal Health Inc. and Dupont Merck Pharmaceutical Company. Over his career, Mr. Wright has served on ten Boards of Directors, including six in North America and four in Europe and Asia. Mr. Wright earned his bachelor’s degree from The Ohio State University. Mr. Wright’s global and extensive biotechnology, pharmaceuticals and life sciences operating experience combined with his professional Board experience brings important insight to Agenus.

CLASS II DIRECTORS—TERMS TO EXPIRE IN 2020

Garo H. Armen, Ph.D. Age: 66 Founder, Chairman, and Chief Executive Officer of Agenus Inc. Director since 1999 (a) Executive Committee	Dr. Armen is Chairman and Chief Executive Officer of Agenus Inc., which he co-founded in 1994. Dr. Armen brings to our Board a deep historical and practical knowledge of the business of the Company and its technologies, as well as years of expertise in the financial and biopharmaceutical arenas. From mid-2002 through 2004, he was Chairman of the Board of Directors for the biopharmaceutical company Elan Corporation, plc which he helped restructure. Dr. Armen currently serves as non-executive Chairman of the Board of Directors of Protagenic Therapeutics, Inc., a publicly held biotechnology company. Dr. Armen is also the founder and Chairman of the Children of Armenia Fund, a philanthropic organization established in 2000 that is dedicated to the positive development of the children and youth of rural Armenia. He holds a Ph.D. degree in physical organic chemistry from the City University of New York.

Ulf Wiinberg Age: 60 Director since 2016 (a) Corporate Governance and Nominating Committee (b) Executive Committee	Mr. Wiinberg has almost 20 years of senior leadership experience, most recently serving as Chief Executive Officer of H. Lundbeck A/S (“Lundbeck”) from June 2008 to December 2014. Lundbeck is a global pharmaceutical company developing and marketing treatments for psychiatric and neurological disorders. He previously served on the boards of several health care industry associations and held multiple executive roles at Wyeth, one of the world’s largest research-driven pharmaceutical companies that was acquired by Pfizer in 2009. He served as President of Wyeth Europe, Africa and Middle East; President of Consumer Healthcare; Managing Director of Wyeth UK, and in various commercial positions. Mr. Wiinberg currently serves on the boards of UCB SA, a global biopharmaceutical company based in Belgium, Avillion LLP (Chairman), a London-based drug development company, Hansa Medical AB (Chairman), a Swedish biopharmaceutical company, Alfa Laval AB, a Swedish industrial company, and Nestle Heath Science. Mr. Wiinberg brings to our Board years of experience in the biotechnology, pharmaceutical and healthcare industries internationally.

NOMINEE FOR CLASS III DIRECTORS—TERM TO EXPIRE IN 2021

Wadih Jordan Age: 84 Director since 2003 (a) Compensation Committee (Chair) (b) Audit and Finance Committee	Mr. Jordan was most recently the founder and President of NearEast Enterprise, L.L.C. from 2011 to April 2015, a company that marketed pharmaceuticals in Near East markets, including Lebanon, Turkey, Saudi Arabia, Egypt, and the Gulf countries. From 1995 to 2011, Mr. Jordan served as President of NearEast Pharma LLC, a company that provided pharmaceutical, biotechnology and equipment for pharmaceutical industries to the Near East and Middle East markets. From 1993 to 1995, Mr. Jordan served as a Vice President of Cyanamid International, a research-based life sciences company, and from 1976 to 1993, Mr. Jordan served as a Managing Director within Cyanamid International. From December 2003 to December 2015, Mr. Jordan was a trustee of the Board of Directors of the Lebanese American University, located in Beirut, Lebanon, and incorporated under the Board of Regents in New York State. Mr. Jordan received a bachelor’s degree in agriculture at the American University of Beirut, Lebanon, and a certificate in international business from Columbia University. Mr. Jordan brings to our Board years of expertise in both the biotechnology/pharmaceutical and international arenas.

Allison M. Jeynes-Ellis Age: 53 Chief Executive Officer of Avillion LLP Director since 2018 (a) Executive Committee	Dr. Jeynes-Ellis is a trained clinician with more than 25 years of senior leadership experience in the pharmaceutical industry. Since January 2014, Dr. Jeynes-Ellis has been the Chief Executive Officer of Avillion LLP (“Avillion”), a London-based drug development company. Prior to her current position as CEO, Dr. Jeynes-Ellis served as Avillion’s Chief Medical Officer from December 2012 to January 2014. Before her tenure at Avillion, Dr. Jeynes-Ellis worked in senior roles at Wyeth, Bristol-Myers Squibb, and Novartis. Her previous affiliations also include Cambridge Antibody Technology, Genentech and government bodies. She has managed teams focusing on global clinical development projects that have led to drug approvals in Europe and the United States, across a range of therapeutic areas. Dr. Jeynes-Ellis served as a non-executive director of the Health Research Authority, an executive non-departmental public body of the Department of Health in the United Kingdom, for seven years and ending in December 2018. The Board has deemed that Dr. Jeynes-Ellis is a highly qualified candidate to serve on the Board.

Vote Required

The two nominees for director receiving the highest number of votes FOR election will be elected as directors. This is called a plurality. If your shares are held by your broker, bank, or nominee in “street name” and if you do not vote your shares or instruct your broker, bank, or nominee how to vote with respect to this item, your unvoted shares will be counted as “broker non-votes.” Abstentions and “broker non-votes” are not counted for purposes of electing directors. You may vote FOR each of the nominees, WITHHOLD your vote from each of the nominees or WITHHOLD your vote from any one of the nominees. Votes that are withheld will not be included in the vote tally for the election of directors and will have no effect on the results of the vote.

The Board of Directors recommends a vote FOR each of the nominees for Director.

OUR CORPORATE GOVERNANCE

Our Commitment to Good Corporate Governance

We believe that good corporate governance and an environment of high ethical standards are important for Agenus to achieve business success and to create value for our stockholders. The Board is committed to high governance standards and to continually working to improve them. We continue to review our corporate governance practices in light of ongoing changes in applicable law and evolving best practices.

Role of Our Board

The Board monitors our overall corporate performance, the integrity of our financial controls, risk management and legal compliance procedures. It appoints senior management and oversees succession planning and senior management’s performance and compensation. The Board also oversees our short- and long-term strategic and business planning, and reviews with management its business plan, financing plans, budget, and other key financial and business objectives.

Members of the Board keep informed about our business through discussions with our Chief Executive Officer and other members of our senior management team, by reviewing materials provided to them by management on a regular basis and in preparation for Board and committee meetings, and by participating in meetings of the Board and its committees. Senior management regularly reviews key portions of our business with the Board. These practices afford the Board members the opportunity to actively participate in risk management assessment and raise questions and engage in discussions with management regarding areas of potential risk. The Audit and Finance Committee of the Board reviews the risk management practices of the Company and both the Corporate Governance and Nominating Committee and the Audit and Finance Committee receive an annual report from the Company’s Chief Compliance Officer outlining areas of compliance focus and proposed recommendations. Additionally, the Compensation Committee reviews the Company’s executive compensation program and the incentives created by the executive compensation program, to assess whether our compensation arrangements encourage excessive risk-taking by our executives.

We introduce our executives and other employees to the Board so that the Board can become familiar with our key talent. Timothy R. Wright, our Lead Director, introduces each new Board member to our Corporate Governance policies and their responsibilities to the Company as a director. Each Board member receives a Board of Directors handbook that provides the director with a summary of these practices and policies.

Board Meetings and Attendance

In 2018, the Board met thirteen times and acted by written consent once. During 2018, each of our directors attended at least 75% of (i) the total number of meetings of the Board held during the period during which the director served and (ii) all meetings of committees of the Board on which the director served during the periods the director served. All of our Board members attended our 2018 Annual Meeting of Stockholders. We expect all of our Board members to attend the 2019 Annual Meeting.

Governance Guidelines

The Board is guided by our Guidelines on Significant Corporate Governance Issues (our “Governance Guidelines”). We believe our Governance Guidelines demonstrate our continuing commitment to good corporate governance. The Board reviews our Governance Guidelines from time to time, as needed, and at least once annually. Our Governance Guidelines are posted on the corporate governance section of our website at http://investor.agenusbio.com/board-committees. No material on our website is part of this proxy statement.

Performance of Our Board

We consider it important to continually evaluate and improve the effectiveness of the Board, its committees and its individual members. We do this in various ways. Each year, the Lead Director surveys the Board members to assess the effectiveness of the Board and its committees. Using these surveys, the Lead Director assesses the Board’s performance and the performance of individual members, and reports his conclusions to the full Board. The assessment also evaluates the Board’s effectiveness in reviewing executive management, conducting appropriate oversight and adding value to Agenus. Each of the Board’s standing committees also conducts annual self-evaluations.

At each Board meeting, each Board member has the opportunity to assess the effectiveness of the materials presented and the conduct of the meeting, and to offer suggestions for improvement at future meetings.

Code of Business Conduct and Ethics

The Board originally adopted our Code of Business Conduct and Ethics (the “Code of Ethics”) in 2003. The Board reviewed, revised, and updated the Code of Ethics most recently in January 2019. The Code of Ethics applies to all members of the Board and all employees of Agenus, including our Chief Executive Officer, Principal Financial Officer and Principal Accounting Officer. Among other matters, our Code of Ethics prohibits the members of the Board and all employees of Agenus from buying or selling our securities while in possession of material, non-public information about the Company. Our Code of Ethics is posted on the corporate governance section of our website at http://investor.agenusbio.com/board-committees. No material on our website is part of this proxy statement. We intend to post on our website all disclosures that are required by law or Nasdaq listing rules concerning any amendments to, or waivers from, our Code of Ethics. Stockholders may request a free copy of our Code of Ethics by writing to Investor Relations, Agenus Inc., 3 Forbes Road, Lexington, MA 02421.

Independence of Directors

Our Governance Guidelines and Nasdaq listing rules provide that a majority of the Board should be composed of independent directors. The Corporate Governance and Nominating Committee annually reviews the independence of the directors and reports to the Board which directors it recommends that the Board determine are independent. The Board then makes the final determination. The Board takes into account Nasdaq listing rules, applicable laws and regulations, and other factors in making its determinations including potential conflicts of interest, transactions, and other relationships that would reasonably be expected to compromise a director’s independence. The Board has determined that Mr. Corvese, Ms. Jeynes-Ellis, Mr. Jordan, Mr. Wiinberg, and Mr. Wright are currently independent directors. Dr. Armen is currently not an independent director because he is employed as our Chief Executive Officer. In making independence determinations with regard to other directors, the Board considered transactions between us and a director or a director’s affiliates and any positions a director holds with entities with commercial relationships with us.

Executive Sessions of Independent Directors

Our independent directors typically meet in executive session without management present immediately prior to regularly scheduled Board meetings and at least quarterly. Four such meetings were held during 2018.

Leadership Structure of the Board

Mr. Wright, an independent director, serves as the Lead Director of the Board and as Chair of the Corporate Governance and Nominating Committee. Mr. Wright also serves on the Compensation Committee, the Audit and Finance Committee and the Executive Committee. In addition to the duties of all directors, the specific responsibilities of the Lead Director include: (i) acting as chair of the Corporate Governance and Nominating

Committee; (ii) developing the agenda for and presiding over all executive sessions of the independent directors; (iii) acting as principal liaison between the independent directors and the Chief Executive Officer on sensitive issues and raising at any meeting of the Board items that are not appropriately or best put forward by the Chief Executive Officer; and (iv) communicating to the Chief Executive Officer the independent directors’ annual evaluation of the Chief Executive Officer. The Company’s Chief Executive Officer serves as the Chairman of the Board. We believe that the Company’s Chief Executive Officer is best situated to serve as Chairman because he is the director most familiar with the Company’s business, and most capable of effectively identifying strategic priorities and leading the discussion and execution of our Company’s strategy. Our independent directors and management have different perspectives and roles in strategy development. The Company’s independent directors bring experience, oversight, and expertise from outside the Company and from inside and outside the Company’s industry, while the Chief Executive Officer brings Company-specific experience and expertise. To assure effective independent oversight, the Company has adopted a number of governance practices, including:

•	a strong, independent, clearly-defined Lead Director role (as described above);

•	executive sessions of the independent directors held prior to quarterly board meetings; and

•	an annual performance evaluation of the Chairman/Chief Executive Officer by the independent directors.

While there may be circumstances in the future that would lead the Company to separate the offices of Chairman and Chief Executive Officer, we do not believe this is currently necessary due to the nature and size of the operations of the Company, the overall independence of the Board from management, and the strength of the Lead Director’s role on the Board.

Committees of the Board

The Board currently has four standing committees: the Audit and Finance Committee, the Compensation Committee, the Corporate Governance and Nominating Committee and the Executive Committee. The Board also appoints from time to time ad hoc committees to address specific matters.

Audit and Finance Committee

Members: Brian Corvese, Chair Wadih Jordan Timothy R. Wright	Meetings in 2018: 7

The Audit and Finance Committee consists entirely of independent directors within the meaning of the Nasdaq listing rules and the requirements contemplated by Rule 10A-3 of the Securities Exchange Act of 1934, as amended (the “1934 Act”). During 2018, the Audit and Finance Committee consisted of Mr. Corvese (Chair), Mr. Jordan and Mr. Wright. The Board has determined that Mr. Corvese qualifies as an audit committee financial expert. For a description of Mr. Corvese’s relevant experiences that qualify him as an audit committee financial expert, please see his biography on page 7. The Audit and Finance Committee’s primary function is to assist the Board in monitoring the integrity of our consolidated financial statements and our system of internal control. The Audit and Finance Committee has direct responsibility for the appointment, independence, and monitoring of the performance of our independent registered public accounting firm. The committee is responsible for pre-approving any engagements of our independent registered public accounting firm. The committee also reviews our risk management practices, strategic tax planning, preparation of quarterly and annual financial reports, and compliance processes.

The Audit and Finance Committee members meet regularly with our independent registered public accounting firm, without management present and with members of management in separate private sessions, to discuss any matters that the committee or these individuals believe should be discussed privately with the committee, including any significant issues or disagreements concerning our accounting practices or consolidated financial statements. The committee also reviews the Code of Ethics annually, and periodically meets with our Chief Compliance Officer. The committee conducts a meeting each quarter to review our consolidated financial statements prior to the public release of earnings. The committee has the authority to engage special legal, accounting or other consultants to advise the committee. The committee also has the authority to delegate to subcommittees any responsibilities of the full committee. The Audit and Finance Committee charter is posted on the corporate governance section of our website at http://investor.agenusbio.com/board-committees. No material on our website is part of this proxy statement. Please also see the Report of the Audit and Finance Committee on page 48.

Compensation Committee

Members: Wadih Jordan, Chair Brian Corvese Timothy R. Wright	Meetings in 2018: 10

The Compensation Committee consists entirely of independent directors within the meaning of applicable Nasdaq listing rules. During the entirety of 2018, Mr. Jordan (Chair), Mr. Corvese and Mr. Wright were members of the Compensation Committee. The committee’s primary responsibilities are to address our executive officers’ and other key employees’ development, retention, and performance and to oversee our compensation and benefit plans. It reviews and approves compensation policies for Agenus to ensure that our compensation strategy supports organizational objectives and stockholder interests and does not create incentives for inappropriate risk-taking. The committee reviews, determines and approves the compensation of the Chief Executive Officer, all other executive officers and certain other key employees. It also reviews and recommends compensation for members of the Board. Additionally, the committee approves and recommends, and suggests material changes to, executive and key employee incentive compensation and benefit plans, including equity and director compensation plans.

The Compensation Committee considers appropriate companies for compensation comparison purposes and retained an outside compensation consultant in 2018, Radford, an Aon Hewitt Company—a division of Aon Corporation (“Radford”), to evaluate our executive and board compensation programs and to provide market reference information relating to executive and board compensation. The committee has the authority to retain legal, accounting, or other consultants to advise the committee. The committee also has the authority to delegate to subcommittees any responsibilities of the full committee. The Compensation Committee charter is posted on the corporate governance section of our website at http://investor.agenusbio.com/board-committees. No material on our website is part of this proxy statement. Radford does not provide any services to the Company or the Compensation Committee other than those described above. After consideration of the six independence assessment factors provided under the listing rules of Nasdaq, the Compensation Committee determined that Radford, as an advisor to the Compensation Committee during 2018, was independent and that the work performed by Radford did not raise any conflicts of interest in 2018 that would preclude the Compensation Committee from reviewing and considering Radford’s analyses when making compensation decisions.

Corporate Governance and Nominating Committee

Members: Timothy R. Wright, Chair Ulf Wiinberg	Meetings in 2018: 4

The Corporate Governance and Nominating Committee consists entirely of independent directors within the meaning of applicable Nasdaq listing rules. During 2018, the Corporate Governance and Nominating Committee consisted of Mr. Wright (Chair), Mr. Wiinberg and Shalini Sharp. Ms. Sharp retired from the Board on June 20, 2018. The Corporate Governance and Nominating Committee is responsible for recommending to the Board policies relating to the conduct of Board affairs, the process for annual evaluation of the Board and the Chief Executive Officer, issues of corporate public responsibility, and overseeing the Company’s management succession planning process. It periodically evaluates the composition of the Board, the contributions of individual directors, and the Board’s effectiveness as a whole. The committee reviews the Company’s ethics and compliance activities under the Code of Ethics and meets periodically with our Chief Compliance Officer, including meeting, as needed, for separate private sessions with the Chief Compliance Officer without other members of management present.

The Corporate Governance and Nominating Committee recommends to our full Board individuals to serve as directors. The committee recommends to the Board guidelines and criteria for Board membership and reviews with the Board, on a periodic basis, the appropriate skills and characteristics required of Board members in the context of the then current needs of Agenus. The committee is responsible for reviewing with the Board the appropriate personal characteristics and professional competencies preferred of Board members, who are expected to work together as a team to properly oversee our strategies and operations. In general, all directors are expected to possess certain personal characteristics necessary to create a highly functional and collegial Board, which include personal and professional integrity, practical wisdom and mature judgment, an inquisitive and objective perspective, and time availability for performing the duties of a director.

The Board, as a group, is expected to encompass a range of talents, ages, skills, diversity, and expertise sufficient to provide sound and prudent guidance with respect to the operations and interests of our business. Examples of desired professional competencies include accounting and financial literacy, industry knowledge, medical or scientific knowledge, and management experience. When evaluating potential new Board appointments, the Corporate Governance and Nominating Committee considers these factors, but does not have any fixed criteria for candidates it recommends because the Board believes that a flexible evaluation process allows the committee to make sound judgments based on the needs of the organization and specific attributes of each candidate without a need for a formal policy on diversity. Candidates should also be enthusiastic about service on our Board and working collaboratively with existing Board members to create value for all of our stockholders.

The Corporate Governance and Nominating Committee does not have a formal policy with regard to the consideration of director candidates recommended by stockholders because it does not believe such a policy is necessary given that no unaffiliated stockholder has ever recommended a director candidate. When considering director candidates, the Corporate Governance and Nominating Committee, in consultation with the Chief Executive Officer and full Board, considers the current strengths on the existing Board, the current needs of the organization, and anticipated future activities and requirements of both the Board and the organization as a whole. Historically, director candidates have been generally identified primarily through referrals and the executive network pool of the Board and senior executives. If the committee were to receive a recommendation for a director candidate from a stockholder, the committee expects that it would evaluate such a candidate using the criteria described above. The committee will consider a recommendation only if appropriate biographical information and background material is provided on a timely basis, accompanied by a statement as to whether the stockholder or group of stockholders making the recommendation has beneficially owned more than 5% of our common stock for at least one year as of the date that the recommendation is made. To submit a recommendation for a nomination, a stockholder may write to the Lead Director, Agenus Inc., 3 Forbes Road, Lexington, Massachusetts 02421, Attention: Lead Director c/o Chief Compliance Officer.

In addition, our by-laws permit stockholders to nominate individuals, without any action or recommendation by the committee or the Board, for election as directors at an annual meeting of stockholders. For a description of this by-law provision, see Additional Information on page 49 of this proxy statement. The charter of the

Corporate Governance and Nominating Committee is posted on the corporate governance section of our website at http://investor.agenusbio.com/board-committees. No material on our website is part of this proxy statement.

Communications with the Board

You may contact the Board or any committee of the Board by writing to Board of Directors (or specified committee), Agenus Inc., 3 Forbes Road, Lexington, Massachusetts 02421, Attn: Lead Director c/o Chief Compliance Officer. You should indicate on your correspondence that you are an Agenus stockholder. Communications will be distributed to the Lead Director, the appropriate committee chairman, or other members of the Board or executive management, as appropriate, depending on the facts and circumstances stated in the communication received. Executive management will generally determine the proper response to inquiries of a commercial nature, which generally will not be forwarded to the Lead Director. Inquiries regarding accounting, internal controls over financial reporting, or auditing matters will be forwarded to the Chair of the Audit and Finance Committee, and inquiries involving matters governed by the Code of Ethics will be forwarded to the Chair of the Corporate Governance and Nominating Committee and the Chief Compliance Officer.

Compensation Committee Interlocks and Insider Participation

The members of the Compensation Committee for the year ended December 31, 2018 were Mr. Jordan (Chair), Mr. Corvese, and Mr. Wright. No member of the Compensation Committee was at any time during 2018, or formerly, an officer or employee of Agenus or any subsidiary of Agenus. No executive officer of Agenus has served as a director or member of a compensation committee (or other committee serving an equivalent function) of any other entity while an executive officer of that other entity served as a director of Agenus or member of the Compensation Committee.

EXECUTIVE COMPENSATION

This section discusses the compensation of our executives who are named in the “Summary Compensation Table” below, who are referred to throughout this proxy statement as our “named executive officers”. Our named executive officers for 2018 are:

•	Dr. Garo H. Armen—Chairman and Chief Executive Officer;

•	Dr. Alexander Duncan—Chief Technology Officer and Head of Research; and

•	Dr. Jennifer Buell—Chief Operating Officer.

Compensation Philosophy and Competitive Market Review

Our Compensation Committee approves, administers and interprets our executive compensation program. Our executive compensation program is designed to attract and retain the highest caliber executive talent and reward and align incentives with the creation of long-term stockholder value, while effectively managing the risks and challenges inherent to a biotechnology company of our size and stage of development. Our executive compensation program combines short- and long-term elements, cash and equity compensation, and fixed and variable compensation, in proportions that we believe appropriately incentivize our executives to achieve the following goals:

•	create long-term stockholder value;

•	build a creative and high-performing team whose members understand and share our business objectives and ethical and cultural values and retain these key team members;

•	demonstrate leadership and innovation in the identification, development, and commercialization of product candidates that fit our strategic objectives;

•

effectively manage the multiple dimensions of our business, from research and development, through clinical trials, manufacturing, strategic alliances, and all aspects of our operations in order to maximize the value of each dollar deployed; and

•	identify and address our short- and long-term financing requirements in a highly strategic and creative manner, and deploy available funds for the maximum benefit to our stockholders.

Our general philosophy is to emphasize equity over cash compensation and long-term over short-term compensation. Our Compensation Committee has concluded that our current compensation programs present no risks that are reasonably likely to have a material adverse effect on the Company. Our executive compensation program not only aims to be competitive in our industry, but also to be fair relative to other professionals within our organization.

In order to succeed in attracting highly-talented executives, we continuously monitor market trends and draw upon surveys prepared by Radford, our Compensation Committee’s independent compensation consultant, custom research developed by Radford and Radford survey data, and other nationally-recognized surveys. Our Compensation Committee reviews data that analyzes various cross-sections of our industry as well as relevant geographical areas. For 2018, we used two market references to evaluate our executive compensation program against those in the market:

1.

The Radford Global Life Sciences Survey, a national survey of executive compensation levels and practices that covers over 1,400 positions in more than 800 life science organizations. We focused primarily on a pre-determined subset of companies in our sector with between 100 and 1,100 employees and a market cap between $100M-$1.2B (average $232M).

2.	Proxy data derived from a peer group of biotechnology companies with a similar headcount, market capitalization, development stage and therapeutic focus as the Company.

On an annual basis, our compensation consultant recommends, and our Compensation Committee approves, a group of comparable companies as our peer group. Our peer groups for 2017 and 2018 were as follows:

2017 Peer Group	2018 Peer Group
Acceleron Pharma Inc.	Acceleron Pharma Inc.
Aduro Biotech, Inc.	Aduro Biotech, Inc.
Argos Therapeutics, Inc.	Array BioPharma Inc.
Array BioPharma Inc.	BioTime, Inc.
BioTime, Inc.	Celldex Therapeutics, Inc.
Celldex Therapeutics, Inc.	CTI BioPharma Corp.
CTI BioPharma Corp.	Cytokinetics, Incorporated
Cytokinetics, Incorporated	Dynavax Technologies Corporation
Dynavax Technologies Corporation	Epizyme, Inc.
Epizyme, Inc.	Five Prime Therapeutics, Inc.
Five Prime Therapeutics, Inc.	Ignyta, Inc.
ImmunoGen, Inc.	ImmunoGen, Inc.
Immunomedics, Inc.	Immunomedics, Inc.
Inovio Pharmaceuticals, Inc.	Inovio Pharmaceuticals, Inc.
MacroGenics, Inc.	Karyopharm Therapeutics Inc.
NewLink Genetics Corporation	MacroGenics, Inc.
Omeros Incorporated	NewLink Genetics Corporation
OncoMed Pharmaceuticals, Inc.	Omeros Incorporated
Rigel Pharmaceuticals, Inc.	OncoMed Pharmaceuticals, Inc.
Zogenix, Inc.	Rigel Pharmaceuticals, Inc.
Zogenix, Inc.

We compare our executive compensation program and amounts of compensation against our peer group by reviewing each compensation element (measured at target in the case of annual and long-term incentive opportunities). We generally target total compensation at the 50th percentile of the market. For 2018, the total compensation for our named executive officers generally fell between the 50th and 60th percentile of total compensation paid to executives holding similar positions in our peer group. For this purpose, total compensation includes annual base salary, target annual incentive bonus and the grant date value of equity awards. We believe that the total compensation for our named executive officers was reasonable given our corporate performance and our financial circumstances.

The competitive posture of our actual annual compensation paid or earned versus market references will vary year to year based on Company and individual performance, as well as the performance of our peer group and the respective levels of compensation paid by peer group companies to their executives.

Executive Compensation Program

Components of our Executive Compensation Program

Our executive compensation program consists of the following four components:

•	Short-term compensation (including base salary and annual incentive bonuses);

•	Long-term incentives;

•	Benefits and perquisites; and

•	Severance compensation and termination protection.

Short-Term Compensation.

Base Salary: Base salaries provide a fixed rate of compensation. Base salaries for our executives are generally positioned at or around the 50th percentile of the market. In establishing the initial base salary of each of our executives, our Compensation Committee (with input from our Chief Executive Officer, other than with respect to his own base salary) takes into account a number of factors, including such person’s seniority, experience, position and functional role, and responsibilities, as well as historical base salary, peer group and competitive market data and, for newly hired executives, any unique personal circumstances. The base salaries of our executives are reviewed on an annual basis, and adjustments are made to reflect the executive’s performance, as well as competitive market data and the factors discussed above. Increases are considered within the context of our overall annual financial position before more specific individual factors and market data are considered. In May 2018, our Compensation Committee increased Dr. Armen’s base salary from $600,000 to $615,500 (a 2.8% increase), increased Dr. Duncan’s base salary from £263,060 to £268,433 (a 2% increase) and increased Dr. Buell’s base salary from $325,000 to $340,000 (a 4.6% increase). In November 2018, our Board increased Dr. Buell’s base salary by 17.6% from $340,000 to $400,000 in connection with her promotion to Chief Operating Officer.

Annual Incentive Bonuses: Annual incentive bonuses for our executives are based on achievement of pre-established Company goals and objectives as well as individual performance. Our Compensation Committee determines each executive’s target annual incentive bonus percentage upon his or her hiring, and re-evaluates it on an annual basis based upon the recommendation of our Chief Executive Officer and the committee’s review of a number of factors, including the executive’s seniority, experience, position and functional role, and responsibilities, as well as historical target annual incentive bonus opportunities, and peer group and competitive market data. Each executive is eligible to receive an annual incentive bonus ranging from 0-200% of his or her target bonus. The Company goals for 2018 included, among other things, advancing its AGEN2034 and AGEN1884 programs towards a potential BLA filing, commercial readiness initiatives, advancing the company’s more novel, earlier stage pipeline, and executing strategic transactions and securing cash to support operations. There is no quantifiable formula or weighting of Company goals under our annual bonus program and the assessment of individual performance is performed based on the Compensation Committee’s review of the executive’s performance during the year, after discussing the Chief Executive Officer’s assessment of such executive’s performance (other than himself) and is not tied to the achievement of pre-established individual goals. As a result, our Compensation Committee exercises discretion in determining the amount of the executives’ bonus payouts, taking into account the level of achievement of the Company goals and individual performance.

For 2018, target bonus amounts, expressed as a percentage of the executive’s base salary, were based on the considerations described above and were not increased from 2017 target bonus amounts. In determining the annual incentive bonus payouts for our executives for 2018, our Compensation Committee determined that the majority of the Company’s pre-established goals and objectives for 2018, as described in general detail above were accomplished, as well as the consummation of a significant partnership transaction with Gilead Sciences, Inc. Our Compensation Committee noted that these accomplishments were made in a challenging economic environment in which the management team was under substantial resource constraints, and that the Company’s accomplishments in 2018 were critical in advancing the development of our diverse portfolio, reducing our reliance on contract manufacturing organizations, effectively managing our cost structure and advancing the Company towards potential commercialization. The table below shows the following for each of our named executive officers in 2018: target annual incentive bonus (as a percentage of base salary), actual annual incentive bonus received (as a percentage of base salary) and actual annual incentive bonus received (as a percentage of target).

Named Executive Officer	2018 Target Bonus (% of base salary)	2018 Actual Bonus (% of base salary)	2018 Actual Bonus (% of target)
Dr. Armen	60%	85%	142%
Dr. Duncan	40%	47%	116%
Dr. Buell	40%	63%	156%

Long-Term Incentives.

Our long-term incentives generally consist of time-vesting and performance-vesting stock options, restricted stock awards and performance shares. During 2018, only time-vesting stock options and performance shares were granted to our executives. Performance shares reward performance and the achievement of key milestones that are important to our success. Stock options are also performance-based because no value is created unless the value of our common stock appreciates after grant. More generally, equity-based awards support an ownership culture and thereby encourage our executives to take actions that are in the best interests of the Company’s long-term success. Our Compensation Committee grants equity-based awards to our executives and employees generally to enable them to participate in the long-term appreciation of our stockholder value, as well as to share the impact of any business and market setbacks.

Our Compensation Committee takes into consideration a number of factors in determining the long-term incentive awards granted to executives, including the considerations described above under “Base Salary” and “Annual Incentive Bonuses”, as well as our annual burn rate and overhang, the number of shares available under our 2009 Equity Incentive Plan, the value of each grant (both the grant date fair value for accounting purposes and the face value (number of shares multiplied by the grant date stock price)), the number of shares granted, and the executives’ equity holdings.

On March 2, 2018 as part of a Company-wide award, each of our executives received a grant of time-vesting stock options, with an exercise price equal to the closing price of our common stock on the date of grant. In addition, in connection with her promotion to Chief Operating Officer, Dr. Buell received an additional grant of time-vesting stock options in November 2018. The options granted to our executives in 2018 vest as to one-third of the options on the first anniversary of the grant date and thereafter in quarterly installments, generally subject to the executive’s continued employment or service with the Company.

On April 16, 2018 our Compensation Committee approved a company-wide performance share grant to all employees at the time, including all of our executives, which are eligible to vest in equal installments on March 30, 2020 and March 30, 2021 (or an earlier change of control) based on the achievement of certain key Company milestones that our Compensation Committee believes are significant to the success of our business and the recipient’s continued employment or service with the Company through the vesting date. Our Compensation Committee chose as the milestones for these performance share awards based on what it believed to be key drivers of our business that will help create long-term value for our stockholders.

Benefits and Perquisites.

We provide the following benefits to our executives generally on the same basis as the benefits provided to all of our employees:

•	Health, vision and dental insurance;

•	Life insurance;

•	Short- and long-term disability;

•	Flexible spending accounts;

•	Retirement benefits; and

•	Employee Stock Purchase Plan.

We believe that these benefits are consistent with those offered by companies against which we compete for talent.

We also provide personal benefits and perquisites to our executives from time to time. In 2018, our Compensation Committee approved an $150,000 per year allowance for Dr. Armen to use a private aircraft for business and/or personal travel (Dr. Armen did not use any portion of this allowance for personal travel in 2018) and we provided Dr. Duncan with a housing allowance, as described in the Summary Compensation Table below.

Severance Compensation and Termination Protection.

We have entered into employment agreements with Drs. Armen and Duncan and change of control agreements with Drs. Duncan and Buell. These agreements provide for severance payments and benefits if the executive’s employment is terminated under certain conditions, such as in connection with a change of control of the Company or a termination without cause by us, as described in further detail under “Potential Payments Upon Termination or Change of Control” below.

COMPENSATION OF EXECUTIVE OFFICERS

Summary Compensation Table

This table shows certain information about the compensation paid or awarded to, or earned by, our named executive officers for 2018 and 2017.

Name and Principal Position	Year	Salary ($)	Bonus(4) ($)(4)	Stock Awards ($)(5)	Option Awards ($)(6)	All Other Compensation ($)(7)	Total ($)
Garo H. Armen, Ph.D.(1)	2018	610,471	525,000	144,000	1,284,313	4,058	2,567,842
Chief Executive Officer	2017	592,788	486,000	1,061,080	1,611,832	17,981	3,769,681

Alexander Duncan, Ph.D.(2)	2018	355,523	166,663	4,281	226,595	80,202	833,264
Chief Technology Officer and Head of Research	2017	314,705	175,000	—	307,061	61,471	858,237

Jennifer Buell, Ph.D.(3)	2018	340,692	250,000	13,500	377,560	4,715	986,467
Chief Operating Officer

(1)	As an employee-director, Dr. Armen receives no additional compensation for his service on the Board.
(2)

Dr. Duncan is primarily based in the U.K. and is paid in British pounds. The amounts reported in this table have been converted to U.S. dollars based on a conversion ratio of 1.33 and 1.29 British pounds to one U.S. dollar for 2018 and 2017, respectively, the average annual exchange rate.

(3)	Dr. Buell was not a named executive officer for 2017. As a result, her 2017 compensation is not reported in this table.
(4)	Amounts reported reflect annual incentive bonuses paid for the applicable year.
(5)

Amounts reported reflect the grant date fair value of performance shares granted in the applicable year, determined in accordance with ASC Topic 718, disregarding the effects of estimated forfeitures, using a Monte Carlo simulation model and based on the probable outcome of the performance conditions on the grant date. With respect to performance shares granted in 2018, as well as the performance share award granted to Dr. Armen in 2017, if all applicable performance milestones associated with such awards were achieved at maximum levels, the grant date fair value of the 2018 performance share awards would be $556,741 for Dr. Armen, $179,196 for Dr. Duncan, and $255,971 for Dr. Buell. The stock award granted to Dr. Armen for 2017 is eligible to vest on March 31, 2022, based upon the 20-day average closing price of our common stock on such date. The amount reported for this award in the table assumes that the applicable performance conditions were achieved at maximum levels. Please see Note 12 to our consolidated financial statements of our Annual Report on Form 10-K for the year ended December 31, 2018 for the assumptions used in valuing such awards. 2018 amount also includes the grant date fair value of AgenTus Therapeutics, Inc. stock award.

(6)

Amounts reported reflect the grant date fair value of options granted in the applicable year, determined in accordance with ASC Topic 718, disregarding the effects of estimated forfeitures. The options generally vest based on the named executive officer’s continued employment or service with the Company. Please see Note 12 to our consolidated financial statements of our Annual Report on Form 10-K for the year ended December 31, 2018 for the assumptions used in valuing such awards.

(7)	The table below shows the components of the “All Other Compensation” received by our named executive officers in 2018.

Executive Officer	401(k) Match ($)	Housing Allowance ($)	Other Benefits ($)		Total ($)
Garo H. Armen, Ph.D.	4,058	—	—		4,058
Alexander Duncan, Ph.D.	—	44,650	35,552	(1)	80,202
Jennifer Buell, Ph.D.	4,715	—	—		4,715

(1)

Represents Company contribution to international defined contribution pension plan and is paid in British pounds. The amounts reported in this table have been converted to U.S. dollars based on a conversion ratio of 1.33 British pounds to one U.S. dollar for 2018, the average annual exchange rate.

Outstanding Equity Awards at Fiscal Year-End 2018

The following table shows outstanding equity awards for the named executive officers as of December 31, 2018:

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)		Option Exercise Price ($)	Option Expiration Date	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested(1) ($)
Garo H. Armen, Ph.D.	87,500	—		9.48	7/16/19	—		—
	58,333	—		4.50	1/26/20	—		—
	81,654	—		6.30	1/4/21	—		—
	119,178	—		3.36	9/14/21	—		—
	250,000	—		5.34	6/14/22	—		—
	200,000	—		3.61	6/13/23	—		—
	140,000	—		2.72	9/12/23	—		—
	500,000	—		3.00	2/14/24	—		—
	250,000	—		5.04	2/12/25	—		—
	508,745	46,255	(2)	4.16	3/31/26	—		—
	—	—		—	—	198,750	(3)	473,025
	53,037			6.77	9/16/26	—		—
	—	853,000	(4)	3.77	3/31/27
		—			—	647,000	(5)	1,539.860
	—	935,000	(2)	5.65	3/2/28	—		—
	—	—		—	—	135,460	(6)	322,395
Alexander Duncan, Ph.D.	—	—		—	—	20,250	(3)	48,195
	112,500	37,500	(2)	4.11	1/08/25	—		—
	73,329	6,671	(2)	4.16	3/31/26	—		—
	94,787	67,713	(2)	3.77	3/31/27	—		—
	—	165,000	(2)	5.65	3/2/28	—		—
	—	—		—	—	43,600	(6)	103,768

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)		Option Exercise Price ($)	Option Expiration Date	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested(1) ($)
Jennifer Buell, Ph.D.	32,500	—		3.68	9/3/2023	—		—
	100,000	—		3.00	2/14/2024	—		—
	35,000	—		5.04	2/12/2025	—		—
	91,661	8,339	(2)	4.16	3/31/2026	—		—
	—	—		—	—	24,000	(3)	57,125
	72,913	52,087	(2)	3.77	3/31/27	—		—
	—	150,000	(2)	5.65	3/2/28	—		—
	—	—		—	—	62,280	(6)	148,226
	—	130,000	(2)	2.07	11/7/28	—		—

We valued the stock awards using the closing price of our common stock on The NASDAQ Capital Market on December 31, 2018, the last business day of 2018, which was $2.38 per share.

(2)

Represents options that are subject to a three-year vesting schedule pursuant to which one-third of the options vest on the one-year anniversary of the grant date (which is 10 years prior to the option’s expiration date) and the remainder vest in equal quarterly installments thereafter, generally subject to the named executive officer’s continued employment or service with the Company.

(3)

Represents performance shares that would have vested on March 31, 2019 if a certain 90-day average closing price of our common stock on such date was achieved, or on an earlier change of control based on the per share stock price in the change of control transaction, generally subject, in each case, to the named executive officer’s continued employment or service with the Company. These shares were canceled March 31, 2019 as the performance criteria was not achieved.

(4)

Represents options that vest on the fifth anniversary of the grant date (which is 10 years prior to the option’s expiration date), generally subject to the named executive officer’s continued employment or service with the Company.

(5)

Represents performance shares that vest on March 31, 2022 based on the achievement of a Company performance milestone, generally subject, in each case, to the named executive officer’s continued employment or service with the Company. The number of shares reported in the table represent the number of performance shares that would be earned assuming achievement of performance goal.

(6)

Represents performance shares that vest on March 31, 2020 based on the achievement of certain Company performance milestones, generally subject to named executive officer’s continued employment with the Company. The number of shares reported in the table represent the number of performance shares that would be earned assuming 100% achievement of performance goals.

Employment Agreements

We entered into an employment agreement with Dr. Armen in 2005 and subsequently amended the agreement in 2009 and 2010. Dr. Armen’s employment agreement sets forth his initial base salary and target annual bonus opportunity, both of which have subsequently increased, and provides for severance payments and benefits in the event of a qualifying termination of his employment, as described under “Potential Payments

Upon Termination or Change in Control” below. Dr. Armen’s employment agreement includes restrictive covenants with respect to confidential information and the assignment of intellectual property, and includes non-competition and employee non-solicitation/no-hire covenants that apply for the greater of 18 months following his termination of employment or the period during which Dr. Armen receives severance payments and benefits.

Through our subsidiary Agenus UK Limited, we entered into an employment agreement with Dr. Duncan in 2016. Dr. Duncan’s employment agreement sets forth his initial base salary and target annual bonus opportunity, both of which have subsequently increased, and provides for severance payments and benefits in the event of a qualifying termination of his employment, as described under “Potential Payments Upon Termination or Change in Control” below.

We have not entered into an employment agreement with Dr. Buell.

We have entered into change of control agreements with Drs. Duncan and Buell. Their change of control agreements are described under “Potential Payments Upon Termination or Change of Control” below.

Retirement Benefits

We maintain a 401(k) retirement plan in which our eligible U.S. employees, including Drs. Armen and Buell, are able to participate and provide employer matching contributions under such plan equal to $0.50 for each $1.00 contributed by an employee. Our employer matching contribution is capped at 3% of an employee’s overall contributions to our 401(k) plan. We contribute to a private defined contribution pension plan for our U.K. employees, including Dr. Duncan. Under the terms of Dr. Duncan’s employment agreement, we are obligated to make pension contributions for Dr. Duncan in an amount equal to 10% of his base salary.

Potential Payments Upon Termination or Change of Control

We have entered into agreements with each of our named executive officers that provide for certain payments and benefits in the event of certain terminations of employment or a change of control. The following text and tables summarize the potential payments to each named executive officer assuming that the triggering event occurred on December 31, 2018, the last day of our fiscal year. As used in the following summary, the terms “cause,” “good reason” and “change of control” have the meaning set forth in the applicable agreement.

Our Chief Executive Officer

Under Dr. Armen’s employment agreement, if we terminate Dr. Armen’s employment without cause or if he terminates his employment for good reason, he is entitled to receive from the Company:

•	his base salary for a period of 18 months, plus a lump sum payment of 150% of the higher of his target annual incentive bonus for the year of termination or his last actual annual incentive bonus;

•	Company-paid coverage under our medical and dental plans for a period of 18 months following the date of termination;

•	a lump sum payment of $15,000 for outplacement assistance;

•	a gross-up for any taxes with respect to such outplacement assistance payment;

•	a gross-up payment for any taxes, interest and penalties imposed by Section 4999 of the Code; and

•	at the Compensation Committee’s discretion, the acceleration of vesting of any unvested stock options.

Upon a change of control, 100% of any of Dr. Armen’s outstanding unvested performance shares immediately vest and 50% of any of Dr. Armen’s outstanding unvested stock options and restricted stock as of the change of control date become vested and exercisable and, in the case of shares of restricted stock, no longer subject to forfeiture. If a change of control occurs and, within 24 months, we terminate Dr. Armen’s employment without cause or if he terminates his employment for good reason, he is entitled to receive from the Company:

•	a lump sum payment of 24 months of base salary plus two times the higher of his target annual incentive bonus for the year of termination or his last actual annual incentive bonus,

•	Company-paid coverage under our medical and dental plans for a period of 24 months following the date of termination,

•	a lump sum payment of $15,000 for outplacement assistance,

•	a gross-up for any taxes with respect to such outplacement assistance payment,

•	a gross-up payment for any taxes, interest and penalties imposed by Section 4999 of the Code and

•	acceleration of vesting for all then-unvested stock options, performance shares and shares of restricted stock as of the date of termination.

Additionally, under Dr. Armen’s employment agreement, he is subject to post-termination non-competition and non-solicitation restrictions that apply for the greater of a period of 18 months post-termination or the period during which he is receiving post-termination payments from us. The following table shows the severance payments and benefits that would be payable to Dr. Armen in the event of a termination of employment without cause or resignation for good reason, including within 24 months following a change of control, assuming such termination and change of control occurred on December 31, 2018.

Executive Benefits and Payments Upon Termination or Change of Control	Termination without Cause or Resignation for Good Reason within 24 months following a Change of Control* ($)	Termination without Cause or with Good Reason* ($)
Base Salary	1,233,000	924,750
Bonus Payment	1,050,000	787,500
Acceleration of Vesting of Equity	1,862,255	N/A
Perquisites and Other Personal Benefits	53,653	44,551
Gross-up Payments for Change of Control Excise Taxes	—	N/A
Total:	4,198,908	1,756,801

* We used the following assumptions to calculate these payments:

•

The value associated with cashing out all stock options and performance shares that accelerate as a result of the event described in the table is based on a stock price of $2.38, which was the closing market price of our common stock on December 31, 2018, the last business day of 2018. Awards were valued based on the number of shares associated with the then-unvested portion of each accelerated award multiplied by the difference between $2.38 and the exercise price related to such award (if any). For purposes of the table, we have assumed that performance shares that accelerate vest assuming achievement of the performance metrics at maximum levels. Upon a change of control without an associated termination of employment, the acceleration of vested equity would be valued at $1,092,325.

•

We assumed in each case that the termination of employment is without cause, Dr. Armen does not violate his non-competition or non-solicitation agreements with us following such termination, he does not receive medical and dental insurance coverage from another employer within two years (or 18 months, as applicable) of such termination, and he does not incur legal fees requiring reimbursement from us.

•	We used the same assumptions for health care benefits that we used for our financial reporting under generally accepted accounting principles in the United States.

•

For purposes of calculating his gross-up payments, the following are included as parachute payments: cash severance payable upon termination in connection with a change of control, the value of any outplacement services and benefits continuation due in the event of such a termination (including a tax gross-up in respect of outplacement services), and the value of the acceleration of outstanding equity awards, all determined in accordance with applicable tax regulations. We have assumed that all outstanding options are cashed out in the assumed transaction for an amount equal to the excess, if any, of $2.38 (the closing price of our common stock on December 31, 2018) over the exercise price per share under the option, multiplied by the number of shares subject to the option and that all performance shares vest in full. Finally, these figures assume that none of the parachute payments will be discounted as attributable to reasonable compensation and no value is attributed to the executive executing a non-competition agreement in connection with the assumed termination of employment.

Other Named Executive Officers

Under Dr. Duncan’s employment agreement, if we terminate Dr. Duncan’s employment other than for gross misconduct, he is entitled 6 months’ notice of such termination or to receive from the Company:

•	his base salary for a period of 6 months and

•	Company-paid coverage under our medical and dental plans for a period of 6 months following the date of termination.

The following table shows the severance payments and benefits that would be payable to Dr. Duncan in the event of a termination of employment, other than for gross misconduct, assuming such termination and change of control occurred on December 31, 2018.

Executive Benefits and Payments Upon Termination or Change of Control	Termination other than for Gross Misconduct* ($)
Base Salary	180,000
Pension Payment	18,000
Perquisites and Other Personal Benefits	22,685
Total:	220,685

* The amounts reported in this table have been converted to U.S. dollars based on a conversion ratio of 1.33 British pounds to one U.S. dollar for 2018, the average annual exchange rate.

Under agreements with Drs. Duncan and Buell, upon a change of control:

•	100% of any of the executive’s outstanding unvested performance shares as of the change of control date immediately vest;

•

50% of each of the executive’s outstanding unvested stock options and shares of unvested restricted stock as of the change of control date become vested and exercisable, and in the case of restricted stock, no longer subject to forfeiture; and

•

If a change of control occurs and, within 18 months, we terminate the executive’s employment without cause or if the executive resigns for good reason, the executive will be entitled to receive from the Company:

•	a lump sum payment of 12 months of base salary plus the higher of his or her target annual incentive bonus for the year of termination or his or her last actual annual incentive bonus;

•	Company-subsidized coverage under our medical and dental plans for 12 months following the date of termination;

•	a lump sum payment of $10,000 for outplacement assistance;

•	a gross-up for any taxes with respect to such outplacement assistance payment; and

•	the acceleration of vesting of all unvested stock options and unvested restricted stock as of the date of the change of control.

Dr Buell is not be entitled to any severance payments or benefits in connection with any other termination of her employment.

Drs. Duncan and Buell are each subject to post-termination non-competition and non-solicitation restrictions that apply for the greater of 12 months post-termination or the period during which the executive is receiving post-termination payments from us.

The following table shows the severance payments and benefits that would be payable to Drs. Duncan and Buell in the event of a termination of employment without cause or resignation for good reason within 18 months following a change of control, assuming such termination and change of control occurred on December 31, 2018.

Executive Benefits and Payments Upon Termination or Change of Control	Dr. Duncan	Dr. Buell
Base Salary	360,000	400,000
Bonus Payment	166,663	250,000
Acceleration of Vesting of Equity	103,768	168,376
Perquisites and Other Personal Benefits	17,565	19,755
Total:	647,996	838,131

* We used the following assumptions to calculate these payments:

•

The value associated with cashing out all stock options and performance shares is based on a stock price of $2.38, which was the closing market price of our common stock on December 31, 2018, the last business day of 2018. Awards were valued based on the number of shares associated with the then-unvested portion each accelerated award multiplied by the difference between $2.38 and the exercise price related to such award (if any). For purposes of the table, we have assumed that performance shares that accelerate vest in full, assuming achievement of the performance metrics at maximum levels.

•

We assumed in each case that termination of employment is without cause, the executive does not violate his or her non-competition or non-solicitation agreements with us following such termination, the executive does not receive medical and dental insurance coverage from another employer within 12 months of such termination, and the executive does not incur legal fees requiring reimbursement from us.

•	We used the same assumptions for health care benefits that we used for our financial reporting under generally accepted accounting principles in the United States.

DIRECTOR COMPENSATION

The following table shows the compensation paid or awarded to each non-employee director for his or her service as a non-employee director in 2018:

Name	Fees Earned or Paid in Cash(1) ($)		Option Awards(2)(4) ($)	Stock Awards(3) ($)		Total ($)
Brian Corvese	115,875	(5)	43,702	98,000	(6)	233,702
Allison Jeynes-Ellis	15,000		92,782	60,000		167,782
Wadih Jordan	70,000		43,702	—		113,702
Ulf Wiinberg	73,375	(5)	43,702	78,000	(6)	171,202
Timothy Wright	115,000		43,702	60,000		218,702

(1)	Includes fees earned in 2018 but deferred pursuant to our Directors’ Deferred Compensation Plan (as amended).
(2)

Amounts shown reflect the grant date fair value of stock options granted during 2018 determined in accordance with ASC Topic 718, disregarding the effects of estimated forfeitures. Please see Note 12 to our consolidated financial statements of our Annual Report on Form 10-K for the year ended December 31, 2018 for the assumptions used in valuing such awards.

(3)

Amounts shown reflect the grant date fair value of restricted stock units granted to members of the Executive Committee of the Board during 2018, determined in accordance with ASC Topic 718, disregarding the effects of estimated forfeitures. Please see Note 12 to our consolidated financial statements of our Annual Report on Form 10-K for the year ended December 31, 2018 for the assumptions used in valuing such awards.

(4)	The aggregate number of stock option awards and RSUs held by each director as of December 31, 2018 was:

	Stock Options	RSUs
Brian Corvese	202,916	21,276
Allison Jeynes-Ellis	75,000	28,985
Wadih Jordan	207,550	—
Ulf Wiinberg	167,500	15,957
Timothy Wright	223,417	15,957

(5)	Includes $5,875 earned as a member of the AgenTus Therapeutics, Inc. board of directors.
(6)	Includes AgenTus Therapeutics, Inc. stock award valued at $18,000.

Employee directors do not receive any additional compensation for their service as a director. Each year, the Compensation Committee reviews the compensation we pay to our non-employee directors. The committee compares our Board compensation to compensation paid to non-employee directors by companies in our peer group, described above. The committee also considers the responsibilities that we ask our Board members to assume and the amount of time required to perform those responsibilities.

Cash and Equity Compensation for Non-Employee Directors for 2018

Type of Fee
Annual retainer	$40,000
Additional annual retainer for Lead Director	$20,000
Additional annual retainer for Audit and Finance Committee Chair	$20,000
Additional annual retainer for Audit and Finance Committee member	$10,000
Additional annual retainer for Compensation Committee Chair	$20,000
Additional annual retainer for Compensation Committee member	$10,000
Additional annual retainer for Corporate Governance and Nominating Committee Chair	$15,000
Additional annual retainer for Corporate Governance and Nominating Committee member	$7,500
Additional annual retainer for Executive Committee Chair	$40,000

Type of Fee
Additional annual retainer for Executive Committee member	$20,000
Additional annual RSU grant for Executive Committee Chair(1)	$80,000
Additional annual RSU grant for Executive Committee member(1)	$60,000
Additional meeting fee for each individual Board or Committee meeting in excess of 10 meetings	$1,500
Initial stock option grant(2)	75,000 shares
Annual stock option grant(3)	50,000 shares

(1)

RSU grants to the Executive Committee Chair and members vest in full on the one-year anniversary of the grant date. The number of shares underlying the award is based on the closing price of the Company’s common stock on Nasdaq on the grant date.

(2)	Initial stock option grants vest over three years in equal annual installments on each anniversary of the date of grant, generally subject to continued service through the applicable vesting date.
(3)

Annual stock option grants vest entirely on the earlier of (i) the one-year anniversary of the grant date and (ii) the following year’s annual stockholder meeting, in each case, generally subject to continued service through the vesting date.

Agenus also reimburses each non-employee director for reasonable travel and out-of-pocket expenses in connection with his or her service as director.

Our Directors’ Deferred Compensation Plan (as amended) (the “DDCP”) permits each non-employee director to defer all or a portion of his or her cash compensation until his or her service ends or until a specified date. A director may credit his or her deferred cash into an interest bearing account, an equity account tied to the value of our common stock, or a combination of both. As a matter of policy, directors are encouraged to elect to defer twenty-five percent of their cash compensation into an equity account under the DDCP.

The Board has adopted a policy guideline that encourages directors to hold 10,000 shares of our common stock within a reasonable period of time following their election or appointment to the Board. In addition to purchasing shares in the open market, directors may utilize the DDCP or the Agenus Board Compensation Policy, which allows directors to receive their compensation in stock, to acquire these shares. In accordance with the requirements of the DDCP, elections to defer compensation thereunder must be made prior to the end of the third quarter of the prior calendar year. In some cases, a director, due to securities law restrictions, may be unable to purchase such shares until such election takes effect.

OWNERSHIP OF OUR COMMON STOCK

Ownership By Management

On April 24, 2019, Agenus had [●] shares of common stock issued and outstanding. The table below shows certain information about the beneficial ownership of Agenus common stock, as of April 24, 2019, by:

•	each of our directors,

•	each of our named executive officers, and

•	all of our directors and executive officers as a group.

In accordance with SEC rules, we have included in the column “Number of Issued Shares” all shares of common stock over which the person has sole or shared voting or investment power as of April 24, 2019, and we have included in the column “Number of Shares Issuable” all shares of common stock that the person has the right to acquire within 60 days after April 24, 2019 through the exercise of any stock options, the vesting of restricted shares, or in the case of directors, any shares to be distributed under the DDCP. All shares that a person has a right to acquire within 60 days of April 24, 2019 are deemed outstanding for the purpose of computing the percentage beneficially owned by the person, but are not deemed outstanding for the purpose of computing the percentage beneficially owned by any other person

Unless otherwise indicated, each person has the sole power (or shares the power with a spouse) to invest and vote the shares of common stock listed opposite the person’s name. Where applicable, ownership is subject to community property laws. Our inclusion of shares in this table as beneficially owned is not an admission of beneficial ownership of those shares by the person listed in the table. Except as noted, the address of each stockholder is c/o Agenus Inc., 3 Forbes Road, Lexington, Massachusetts 02421.

Name of beneficial owner	Number of Issued Shares	Number of Shares Issuable		Total	Percent of Class
Garo H. Armen, Ph.D.(1)	1,362,407	2,883,090		4,245,497	[	●]%
Wadih Jordan	—	466,986	(2)	466,986		*
Allison Jeynes-Ellis	—	—		—		*
Timothy R. Wright	17,581	451,568	(3)	469,149		*
Brian Corvese	21,220	224,192		245,412		*
Ulf Wiinberg	45,915	225,002	(4)	270,917		*
Alexander Duncan, Ph.D.	21,026	427,323		448,349
Jennifer Buell, Ph.D.	35,656	437,325		472,981		*
All current directors and executive officers as a group (11 persons)	1,646,777	6,243,128	(5)	7,889,905	[	●]%

*	Less than one percent
(1)

Excludes shares owned through Antigenics Holdings LLC (“Holdings”). Dr. Armen is Chief Executive Officer, Chairman of the Board of Managers and a member of Holdings which owns 4,046 shares of our common stock.

(2)	Includes 129,718 deferred shares to be distributed in accordance with the terms of our DDCP.
(3)	Includes 106,097 deferred shares to be distributed in accordance with the terms of our DDCP.
(4)	Includes 41,545 deferred shares to be distributed in accordance with the terms of our DDCP.
(5)	Includes 277,360 deferred shares to be distributed in accordance with the terms of our DDCP and excludes shares held by Holdings as described in footnote (1).

Ownership By Certain Beneficial Owners

This table shows certain information, based on filings with the SEC, about the beneficial ownership of our capital stock as of April 24, 2019 by each person known to us owning beneficially more than 5% of any class of our capital stock. Unless otherwise indicated in a footnote to this table, each person has the sole power to invest and vote the shares of common stock listed opposite the person’s name.

Name and Address of beneficial Owner	Title of Class	Number of Shares		Percent of Class
Brad M. Kelley 1410 Moran Road Franklin, TN 37069-6300	Common Series A-1 Preferred	1,591,039 31,620	(1)	[●] 100	% %
Incyte Corporation 1801 Augustine Cut-Off Wilmington, DE 19803	Common	17,763,968		[●]	%
RTW Investments LP 412 West 15th Street New York, NY 10011	Common Series C-1 Preferred	9,490,284 15,459	(2)	[●] 100	% %
Gilead Sciences, Inc. 333 Lakeside Drive Foster City, CA 94404	Common	11,111,111	(3)	[●]	%
BlackRock, Inc. 55 East 52nd Street New York, NY 10055	Common	6,846,902	(4)	[●]	%

(1)

Mr. Kelley owns 31,620 shares of our Series A-1 Convertible Preferred Stock, our only shares of outstanding Series A-1 preferred stock. These shares have an initial conversion price of $94.86 and are currently convertible into 333,333 shares of our common stock. If Mr. Kelley had converted all 31,620 shares of Series A-1 Convertible Preferred Stock into shares of common stock as of April 24, 20189 he would have held 1,924,372 shares of our common stock, or [●]% of the shares outstanding.

(2)

Based solely upon information provided to us by RTW Investments, LP., RTW Master Fund, Ltd., and one or more of its funds, which are managed by RTW Investments, LP, (collectively, “RTW”), RTW owns (i) 9,490,284 shares of our common stock and (ii) 15,459 shares of our Series C-1 convertible preferred stock, which are convertible into common stock on a one-for-one thousand basis, or 15,459,000 shares of our common stock. Under the Certificate of Designation of preferences and Rights and Limitations of Series C-1 Convertible Preferred Stock, RTW is limited to holding no greater than 9.99% of our shares of common stock, such limitation may be increased to up to 19.99% 60 days after notice by RTW to the Company. If RTW converted all 15,459 shares of Series C-1 Convertible Preferred Stock into shares of common stock as of April 24, 2019, it would have held 24,949,284 shares of our common stock, or [●]% of the shares outstanding.

(3)	Based solely upon information set forth on Schedule 13G filed with the SEC on January 29, 2019 by Gilead Sciences, Inc.
(4)	Based solely upon information set forth on Schedule 13G filed with the SEC on February 8, 2019 by BlackRock, Inc.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Our executive officers, directors, and 10% stockholders are required under Section 16(a) of the 1934 Act, to file reports of ownership and changes in ownership of our securities with the SEC.

Based solely on a review of the copies of reports furnished to us, we believe that during our 2018 fiscal year, our directors, executive officers, and 10% stockholders complied with all applicable Section 16(a) filing requirements, with the following exceptions: a Form 4 reporting the grant of an option to purchase common stock for the Chief Operating Officer, Jennifer Buell, was filed three days late, and a Form 4 reporting a grant of restricted stock units and an option to purchase common stock for a new Director, Allison M. Jeynes-Ellis, was filed three days late, each due to inadvertence.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Related Party Transactions

Children of Armenia Fund

Our Audit and Finance Committee approved a charitable contribution to the Children of Armenia Fund (“COAF”) totaling $125,000 for 2018. Dr. Garo H. Armen, Agenus’ Chairman and Chief Executive Officer, is the founder and chairman of COAF. The 2018 charitable contribution was comprised of a cash component and a non-cash component. The cash component was $75,000, which Agenus paid in quarterly installments. The non-cash component was $50,000, which was the estimated value of a portion of Agenus’ office space in its New York office that was (and continues to be) made available to COAF employees.

Related Party Transaction Policies and Procedures

The Audit and Finance Committee of the Board is responsible for reviewing and approving all material transactions with any related party on a continuing basis. Related parties can include any of our directors or executive officers, certain of our stockholders, and their immediate family members. This obligation is set forth in writing in our Audit and Finance Committee Charter. A copy of the Audit and Finance Committee Charter is posted on the corporate governance section of our website at http://investor.agenusbio.com/board-committees. No material on our website is part of this proxy statement. In evaluating related party transactions, our Audit and Finance Committee members apply the same standards of good faith and fiduciary duty they apply to their general responsibilities as a committee of the Board and as individual directors. The Audit and Finance Committee will approve a related party transaction when, in its good faith judgment, the transaction is fair to, and in the best interest of, Agenus.

To identify related party transactions each year, we submit and require our directors and executive officers to complete Director and Officer Questionnaires identifying any transactions with us in which the officer or director or their family members have an interest. We also review related party transactions due to the potential for a conflict of interest. A conflict of interest occurs when an individual’s private interest interferes, or appears to interfere, in any way with our interests. Our Code of Ethics requires all directors, officers, and employees who may have a potential or apparent conflict of interest to immediately notify our Chief Compliance Officer for review and approval by management and our Corporate Governance and Nominating Committee. A copy of our Code of Ethics is posted on the corporate governance section of our website at http://investor.agenusbio.com/board-committees. No material on our website is part of this proxy statement.

PROPOSAL 2—TO APPROVE AN AMENDMENT TO OUR AMENDED AND RESTATED CERTIFICATE OF INCORPORATION (AS AMENDED) TO INCREASE THE NUMBER OF SHARES OF COMMON STOCK AUTHORIZED FOR ISSUANCE THEREUNDER FROM

240,000,000 TO 400,000,000

Description of Proposed Amendment to our Amended and Restated Certificate of Incorporation (as Amended)

The Board has adopted, subject to stockholder approval, an amendment to our Amended and Restated Certificate of Incorporation (as amended). This amendment would increase the authorized number of shares of Agenus’ common stock from 240,000,000 shares to 400,000,000. No increase would be made to shares of Agenus’ preferred stock.

As of April 24, 2019, there were [●] shares of common stock outstanding and held by Agenus stockholders. As of April 24, 2019, there were an aggregate of 6,070,298 shares of common stock reserved for future issuance under our 2009 Equity Incentive Plan and our 2015 Inducement Equity Plan.

The Board is recommending this increase in authorized shares of common stock to give the Company the ability to issue shares for future corporate needs. These additional shares may be used by Agenus for business and financial purposes that may include future stock splits, capital raises, establishment of certain strategic relationships, acquisitions of other companies, businesses, or products, equity incentives and compensation for existing, new and future employees and other transactions that the Board deems are in Agenus’ interest. The additional authorized shares would enable us to act quickly in response to appropriate opportunities that may arise for these types of transactions. This proposed increase would allow us to generally move on such opportunities without the delayed necessity of obtaining further stockholder approval. The Company does not have any specific plans, arrangements or understandings to issue any of the shares that would be newly available for issuance if this Proposal No. 2 is approved.

If approval is not received for this amendment, we believe it will compromise our ability to competitively pursue future business and financial endeavors with common stock consideration, and this could have an adverse effect on our business.

The additional shares of common stock that would be authorized under this amendment would have rights identical to the currently outstanding Agenus common stock. Adoption of the proposed amendment and any issuance of the common stock would not affect the rights of Agenus common stockholders except for effects incidental to increasing the number of shares of the common stock outstanding. Incidental effects of the increase in the outstanding number of shares may include dilution of earnings per share and voting rights of current holders of common stock.

In addition to the purposes set forth above, Agenus could also use the additional shares of common stock to oppose a hostile takeover attempt or delay or prevent changes of control or management of the Company. For example, without further stockholder approval, the Board could sell shares of common stock in a private transaction to purchasers who would oppose a takeover or favor the current Board. Although this proposal to increase the authorized common stock has been prompted by business and financial considerations and not by the threat of any known or threatened hostile takeover attempt, stockholders should be aware that approval of this proposal could facilitate future efforts by Agenus to deter or prevent changes in control of the Company, including transactions that the Board determines are not in the best interests of Agenus or its stockholders, even though the stockholders would have received a premium for their shares over then-current market prices. At the present time, the Board has no intention to use these additional shares for anti-takeover purposes and this amendment is not part of a plan by management to adopt a series of amendments to the certificate of incorporation and by-laws having an anti-takeover effect.

If the amendment is adopted, it will become effective upon filing of a certificate of amendment of our Amended and Restated Certificate of Incorporation with the Secretary of the State of Delaware.

The proposed amendment to our Amended and Restated Certificate of Incorporation is included as Appendix A to this proxy statement.

Vote Required

To approve Proposal 2, stockholders holding a majority of the outstanding shares of Agenus common stock entitled to vote at the 2019 Annual Meeting must vote FOR Proposal 2. Banks, brokers and nominees will be permitted to use their discretion to vote shares for which voting instructions are not submitted with respect to Proposal 2 because Proposal 2 will be classified as a routine item. If the broker, bank, or nominee does not vote your unvoted shares, this “broker non-vote” will have the same effect as a vote against Proposal 2. Abstentions will also have the same effect as a vote against Proposal 2.

The Board of Directors recommends a vote FOR Proposal 2.

PROPOSAL 3—TO APPROVE OUR 2019 EQUITY INCENTIVE PLAN

Our 2009 Equity Incentive Plan (as amended, our “2009 Plan”) was originally approved by our stockholders on June 10, 2009 and was subsequently amended in 2016 and 2018. On April 10, 2019, our Board adopted, subject to stockholder approval, the 2019 Equity Incentive Plan (our “2019 Plan”). We are requesting that stockholders approve our 2019 Plan. The material terms of our 2019 Plan are described under “Summary of our 2019 Plan” below.

If stockholders do not approve this Proposal 3, our 2019 Plan will not become effective and our 2009 Plan will remain in effect in accordance with its terms. In addition, if stockholders do not approve this Proposal 3, certain awards that were approved by our Compensation Committee and Board and granted under our 2009 Plan that would be satisfied by the issuance of shares under our 2019 Plan, contingent upon obtaining stockholder approval of our 2019 Plan, as described in more detail under “New Plan Benefits” below, will be automatically forfeited. If our 2019 Plan is approved, we will no longer make grants under our 2009 Plan.

Reasons to Vote for this Proposal

Equity awards are a key part of our compensation program

We believe that equity compensation has been, and will continue to be, a critical component of our compensation package because it (i) contributes to a culture of ownership among our employees and other service providers, (ii) aligns our employees’ interests with the interests of our other stockholders and (iii) preserves our cash resources. It has been our practice to grant equity awards to substantially all of our full-time employees upon hire and on an annual basis. We compete for talent in an extremely competitive industry, often with larger pharmaceutical companies with greater resources. We believe that our ability to compensate with equity awards is essential to our efforts to attract and retain top talent, which we have been successful in doing to date. Equity awards are an essential part of our compensation package, are central to our employment value proposition, and are necessary for us to continue competing for top talent as we grow.

Equity awards incentivize the achievement of key business objectives and increases in stockholder value

Our equity program primarily consists of stock options and performance shares. Stock options are performance-based because no value is realized unless our stock price increases from the date of grant. We have also from time to time granted stock options that are subject to performance-based vesting conditions to incentivize the achievement of key business objectives or specific increases in stock price. Performance shares vest based on the achievement of key business objectives or specific increases in stock price. We believe that equity awards have been and will continue to be critical to our success and that they play an important role in incentivizing employees across our Company to achieve our key business objectives and drive increases in stockholder value.

Additional shares are necessary in order for us to meet our anticipated equity compensation needs

As of March 31, 2019, there were 5,347,889 shares remaining available for issuance under our 2009 Plan. As described in more detail in the “New Plan Benefits” table below, we have granted awards under our 2009 Plan in respect of 5,990,921 shares that would be satisfied by the issuance of shares under our 2019 Plan, contingent upon obtaining stockholder approval of our 2019 Plan. If stockholders do not approve our 2019 Plan, these awards will be automatically forfeited and our ability to grant equity awards to our planned new hires, as well as our existing employees and management team, will be severely limited, which would place us at a competitive disadvantage. After a review of our historical practices and our anticipated future growth, we believe that the shares that would become available under our 2019 Plan if this proposal is approved would enable us to continue to grant equity awards for approximately two years, which is vital to our ability to attract and retain the talent required to support our continued growth in the extremely competitive labor market in which we compete.

Although we grant equity awards deeply, we have responsibly managed our burn rate and overhang

In determining the share pool under our 2019 Plan, our Board considered the historical number of equity awards granted by the Company in the past three years. In 2016, 2017 and 2018, the Company made equity awards in respect of 5,569,427 shares, 5,210,642 shares and 6,966,234 shares, respectively, under our 2009 Plan (assuming maximum performance, for awards subject to performance-based vesting). The weighted average number of shares of our common stock outstanding in 2016, 2017 and 2018 was 87,070,189, 98,415,414 and 110,772,328, respectively. The Company’s three-year average burn rate is 5.99%. We believe our historical burn rate is reasonable for a company of our size in our industry, especially given our broad-based use of equity awards to compensate our employees and other key service providers. We will continue to monitor our equity use in future years to ensure our burn rate is within competitive market norms.

In determining the number of shares that would become available under our 2019 Plan, our Board also considered the total shares subject to outstanding awards and the dilution that would result from the share pool under our 2019 Plan. As of March 31, 2019, there were 19,569,887 shares subject to outstanding awards under our 2009 Plan and, as of this same date, the shares subject to outstanding equity awards and available for issuance under our 2009 Plan represented approximately 15% of our outstanding shares (commonly referred to as the “overhang”), with performance-based awards included in such calculation assuming maximum level achievement of applicable performance goals. The table below includes aggregate information regarding equity awards outstanding and the number of shares available for future awards under our 2009 Plan, our 2009 Employee Stock Purchase Plan, the DDCP and our 2015 Inducement Equity Plan, in each case, as of March 31, 2019, and the number of shares that would be available for issuance under our 2019 Plan if this proposal is approved by stockholders.

	Number of Shares	As a percentage of stock outstanding (as of March 31, 2019)
Outstanding stock options under 2009 Plan	18,111,797	14%
Outstanding restricted shares and performance shares (with performance shares measured at maximum level achievement of applicable performance goals) under 2009 Plan	1,458,090	1%
Total shares subject to outstanding awards under 2009 Plan	19,569,887	15%
Total shares available for future issuance under 2009 Plan(1)	5,347,889	4%
Total shares proposed to be available for issuance under 2019 Plan(1)(2)	11,000,000	8%
Total shares subject to existing equity awards under 2009 Plan, available for future issuance under 2009 Plan and proposed to be available for issuance under 2019 Plan	35,917,776	27%
Total shares available for future issuance under 2009 Employee Stock Purchase Plan	0	0.0%
Total shares subject to existing equity awards under 2015 Inducement Equity Plan	562,113	0.4%
Total shares available for future issuance under 2015 Inducement Equity Plan	722,409	0.5%
Total shares subject to existing equity awards and available for future issuance under 2015 Inducement Equity Plan	1,284,522	1%
Total shares subject to existing equity awards under DDCP	292,289	0.2%
Total shares available for future issuance under DDCP	60,630	0.05%
Total shares subject to existing equity awards, available for future issuance and proposed to be available for issuance under DDCP	352,919	0.3%
Total shares subject to existing equity awards, available for future issuance and proposed to be available for issuance	37,555,217	28%

(1)

The number in this row includes as available for future issuance the awards described under “New Plan Benefits” below, which were granted under our 2009 Plan and are expected to be satisfied with shares under our 2019 Plan, contingent upon stockholder approval of our 2019 Plan.

(2)	Share counting provisions, including adjustments to the number of shares available under our 2019 Plan, are described below under “Authorized Shares” and “Adjustments.”

Our 2019 Plan is consistent with principles of good corporate governance

Our Board believes that our 2019 Plan will promote the interests of stockholders and is consistent with principles of good corporate governance, including:

•

No Discounted Stock Options or SARs. All stock option and stock appreciation rights (“SAR”) awards under our 2019 Plan must have an exercise or base price that is not less than the fair market value of the underlying common stock on the date of grant.

•	No Repricing. Other than in connection with a corporate transaction affecting the Company, our 2019 Plan prohibits any repricing of stock options or SARs.

•

Limits on Awards. Our 2019 Plan limits the number of stock options, SARs and other awards that may be granted to plan participants. It also contains a separate limit on the amount of compensation payable to non-employee directors in any year.

•

No Liberal Share Recycling. Shares underlying stock options and other awards issued under our 2019 Plan will not be recycled into the share pool if they are withheld in payment of the exercise price of the award or to satisfy tax withholding obligations in respect of the award. The number of shares available for delivery under our 2019 Plan will not be increased by any shares that have been delivered under our 2019 Plan that are subsequently repurchased using proceeds directly attributable to stock option exercises.

•

Minimum Vesting Periods. Awards under our 2019 Plan may not be scheduled to vest, in whole or in part, within one year of grant (subject to an exception for up to 5% of the share pool that may be granted without regard for this minimum scheduled vesting period).

•	No Reload Awards. Our 2019 Plan prohibits the grant of “reload” awards.

•	No Dividends on Unvested Awards. Dividend and dividend equivalents may not be paid on a current basis on unvested awards.

•	No Liberal Change of Control Definition. Our 2019 Plan does not include a “liberal” change of control definition.

Summary of our 2019 Plan

The following is a brief summary of the material terms of our 2019 Plan. A copy of our 2019 Plan is attached as Appendix B to this proxy statement, and we urge stockholders to read it in its entirety. The following description of the material terms of our 2019 Plan is qualified in its entirety by reference to the full text of our 2019 Plan.

Administration. Our 2019 Plan will generally be administered by our Compensation Committee, which will have the discretionary authority to interpret the plan; determine eligibility for and grant awards; determine, modify, accelerate or waive the terms and conditions of any award; determine the form of settlement of awards; prescribe forms, rules and procedures relating to the plan and awards; and otherwise do all things necessary or desirable to carry out the purposes of the plan or any award. Our Compensation Committee (or our board of directors, with respect to such matters over which it retains authority) may delegate to one or more of its members (or one or more members of our Board of Directors) such of its duties, powers and responsibilities as it may determine and, to the extent permitted by law, may delegate certain of its duties, powers and responsibilities to officers, employees and other persons. As used in this summary, the term “Administrator” refers to our Compensation Committee, our Board of Directors or any authorized delegates, as applicable.

Eligibility to Receive Awards. Employees, directors, consultants and advisors of the Company and its affiliates are eligible to receive awards under our 2019 Plan. Eligibility for options intended to be incentive stock options (“ISOs”) is limited to employees of the Company or certain affiliates. As of March 31, 2019, we estimate that approximately 255 employees, five non-employee directors and 97 consultants and advisors would be eligible to participate in our 2019 Plan.

Authorized Shares. Subject to adjustment as described below, the maximum number of shares of common stock that may be delivered in satisfaction of awards under our 2019 Plan is 11,000,000 shares, plus the number of shares available for issuance under our 2009 Plan on the date stockholders approve our 2019 Plan (not to exceed 5,262,242 shares) and any shares of underlying awards under our 2009 Plan that on or after such date become available for grant under our 2009 Plan (not to exceed 19,655,534 shares) (the “Share Pool”). Up to 11,000,000 shares from the Share Pool may be issued in satisfaction of ISOs. The following rules apply in respect of the Share Pool:

•

Any shares of stock underlying awards settled in cash or that expire, become unexercisable, terminate, or are forfeited to or repurchased by the Company without the issuance of shares will not reduce the Share Pool.

•

All shares covering a stock appreciation right any portion of which is settled in stock and any shares withheld in satisfaction of the exercise or purchase price or tax withholding obligations will reduce the Share Pool.

•

The Share Pool will not be increased by any shares that are delivered under our 2019 Plan that are subsequently repurchased by the Company using proceeds directly attributable to stock option exercises.

•	Shares issued in substitution for equity awards of an acquired company that are converted, replaced or adjusted in connection with the acquisition will not reduce the Share Pool.

Shares that may be delivered under our 2019 Plan may be authorized but unissued shares of our common stock or previously issued shares of our common stock acquired by the Company. Shares may be delivered under our 2019 Plan in satisfaction of awards granted under other compensation arrangements of the Company, including our 2009 Plan. The closing price of our common stock as reported on NASDAQ on April 24, 2019 was $[●] per share.

Annual Individual Limits. With respect to any participant in any calendar year, the maximum number of shares subject to stock options that may be granted, the maximum number of shares subject to SARs that may be granted, and the maximum number of shares subject to awards other than stock options and SARs that may be granted is 2,500,000 shares, 2,500,000 shares and 1,500,000 shares, respectively.

In the case of a non-employee director, with respect to his or her services as a director, the aggregate value of all compensation granted or paid to the director with respect to any calendar year, including equity awards, may not exceed $600,000 (or $850,000 for the calendar year in which the director is first elected).

Types of Awards. Our 2019 Plan provides for the grant of stock options, SARs, restricted and unrestricted stock and stock units, performance awards, and other awards that are convertible into or otherwise based on our common stock. Dividend equivalents may also be provided in connection with awards under our 2019 Plan but will be subject to the same risk of forfeiture as applies to the underlying award.

•	Stock Options and SARs. The Administrator may grant stock options, including ISOs, and SARs. A stock option is a right entitling the holder to acquire shares of our common stock upon payment of the applicable exercise price. A SAR is a right entitling the holder upon exercise to receive an amount (payable in cash or shares of equivalent value) equal to the excess of the fair market value of the shares subject to the right over the base value from which appreciation is measured. The per share exercise price of each stock option, and the per share base value of each SAR, granted under our 2019 Plan may not be less than 100% of the fair market value of a share of our common stock on the date of grant (110% in the case of certain ISOs). The Administrator may not grant stock options that provide for automatic “reload” grants of additional stock options.

•

Restricted and Unrestricted Stock and Stock Units. The Administrator may grant awards of stock, stock units, restricted stock and restricted stock units. A stock unit is an unfunded and unsecured promise, denominated in shares, to deliver shares or cash measured by the value of shares in the future, and a restricted stock unit is a stock unit that is subject to the satisfaction of specified performance or other vesting conditions. Restricted stock is stock subject to restrictions requiring that it be forfeited, redelivered or offered for sale to us if specified performance or other vesting conditions are not satisfied.

•	Performance Awards. The Administrator may grant performance awards, which are awards subject to performance vesting conditions.

•

Other Stock-Based Awards. The Administrator may grant other awards that are convertible into or otherwise based on shares of our common stock, subject to such terms and conditions as are determined by the Administrator.

•	Substitute Awards. The Administrator may grant substitute awards, which may have terms and conditions that are inconsistent with the terms and conditions of our 2019 Plan.

Vesting; Terms of Awards. The Administrator will determine the terms and conditions of all awards granted under our 2019 Plan, including the time or times an award vests or becomes exercisable, the terms and conditions on which an option or SAR remains exercisable, and the effect of termination of a participant’s employment or service on awards. No award under our 2019 Plan may be scheduled to vest, in whole or in part, prior to the date that is one year following the date the award is granted, except that awards that result in the issuance of an aggregate of up to five percent of the Share Pool may be granted without regard to such one-year minimum scheduled vesting period.

Termination of Employment or Other Status. The Administrator will determine the effect of termination of employment or other service on awards.

Transferability of Awards. Except as the Administrator may otherwise determine, awards may not be transferred other than by will or by the laws of descent and distribution.

Corporate Transactions. Except as otherwise provided in an award agreement or by the Administrator, in the event of a consolidation, merger or similar transaction in which the Company is not the surviving corporation or which results in the acquisition of the majority of our common stock by a single person or group, a sale or transfer of substantially all of our assets or a dissolution or liquidation of the Company:

•

For each unvested award that is then outstanding and eligible to vest based on performance, the Administrator shall determine the extent to which the applicable performance vesting conditions have been achieved as of the consummation of such transaction and the award, to the extent earned based on performance, will thereafter be eligible to vest based on continued employment or service, as applicable;

•

Each such award, and each unvested award that is outstanding as of the consummation of the transaction that is eligible to vest solely based on continued employment or service, as applicable, will be assumed, continued or substituted for by the acquiror, survivor or affiliate thereof and will vest on the same schedule, except that if the participant’s employment or service, as applicable, is terminated for any reason other than cause within two years following such transaction, the award (or any award substituted therefor) will vest in full;

•

Each award that is outstanding as of the consummation of the transaction that is not assumed, continued or substituted for will vest in full in connection with the consummation of the covered transaction.

•

The Administrator may provide for payment with respect to some or all awards that are not assumed, continued or substituted for equal to the fair market value of the underlying shares over the applicable exercise or purchase price of such award.

Adjustments. In the event of a stock dividend, stock split or combination of shares (including a reverse stock split), recapitalization or other change in our capital structure, the Administrator will make appropriate adjustments to the maximum number of shares that may be issued under our 2019 Plan, the individual limits described above, the number and kind of securities subject to, and, if applicable, the exercise or purchase prices (or base values) of, outstanding awards, and any other provisions affected by such event. The Administrator may also make such adjustments to take into account other distributions to shareholders or any other event if it determines that adjustments are appropriate to avoid distortion in the operation of our 2019 Plan or any award.

Clawback. The Administrator may provide that any outstanding award or the proceeds from, or other amounts received in respect of, any award or stock acquired under any award will be subject to forfeiture and disgorgement to us, with interest and related earnings, if the participant to whom the award was granted is not in compliance with the plan or the applicable award or any non-competition, non-solicitation, no-hire, non-disparagement, confidentiality, invention assignment or other restrictive covenant. Each award will be subject to any of our policies or those of our subsidiaries that provides for the forfeiture, disgorgement or clawback with respect to incentive compensation that includes awards under the plan and will be subject to forfeiture and disgorgement to the extent required by law or applicable stock exchange listing standards.

Amendment and Termination. The Administrator may at any time amend our 2019 Plan or any outstanding award and may at any time terminate our 2019 Plan as to future grants. However, except as expressly provided in our 2019 Plan or the applicable award, the Administrator may not alter the terms of an award so as to materially and adversely affect a participant’s rights without the participant’s consent, unless the Administrator expressly reserved the right to do so at the time the award was granted. Any amendments to our 2019 Plan will be conditioned on shareholder approval to the extent required by law or applicable stock exchange requirements.

Certain Federal Income Tax Consequences of our 2019 Plan

The following is a summary of certain U.S. federal income tax consequences associated with awards granted under our 2019 Plan. This summary does not purport to cover federal employment tax or other U.S. federal tax consequences that may be associated with our 2019 Plan, nor does it cover state, local or non-U.S. taxes.

Stock Options (other than ISOs). In general, a participant has no taxable income upon the grant of a stock option that is not intended to be an ISO (an “NSO”) but realizes income in connection with the exercise of the NSO in an amount equal to the excess (at the time of exercise) of the fair market value of the shares acquired upon exercise over the exercise price. A corresponding deduction is generally available to the Company. Upon a subsequent sale or exchange of the shares, any recognized gain or loss is treated as a capital gain or loss for which the Company is not entitled to a deduction.

ISOs. In general, a participant realizes no taxable income upon the grant or exercise of an ISO. However, the exercise of an ISO may result in an alternative minimum tax liability to the participant. Generally, the disposition of shares purchased pursuant to an ISO within two years from the date of grant or within one year after exercise produces ordinary income to the participant (and generally a deduction to the Company) equal to the value of the shares at the time of exercise less the exercise price. Any additional gain recognized in the disposition is treated as a capital gain for which the Company is not entitled to a deduction. If the participant does not dispose of the shares until after the expiration of these one and two-year holding periods, any gain or loss recognized upon a subsequent sale of shares purchased pursuant to an ISO is generally treated as a long-term capital gain or loss for which the Company is not entitled to a deduction.

SARs. The grant of a SAR does not itself result in taxable income, nor does taxable income result merely because a SAR becomes exercisable. In general, a participant who exercises a SAR for shares of stock or receives payment in respect of such exercise will have ordinary income equal to the amount of any cash and the fair market value of any stock received. A corresponding deduction is generally available to the Company.

Unrestricted Stock Awards. A participant who purchases or is awarded unrestricted stock generally has ordinary income equal to the excess of the fair market value of the shares at that time over the purchase price, if any, and a corresponding deduction is generally available to the Company.

Restricted Stock Awards. A participant who is awarded or purchases shares subject to a substantial risk of forfeiture generally does not have income until the risk of forfeiture lapses. When the risk of forfeiture lapses, the participant has ordinary income equal to the excess of the fair market value of the shares at that time over the purchase price, if any, and a corresponding deduction is generally available to the Company. However, a participant may make an election under Section 83(b) of the Code to be taxed on restricted stock when it is acquired rather than later, when the substantial risk of forfeiture lapses. A participant who makes an effective 83(b) election will realize ordinary income equal to the fair market value of the shares as of the time of acquisition less any price paid for the shares. A corresponding deduction will generally be available to the Company. If a participant makes an effective 83(b) election, no additional income results by reason of the lapsing of the restrictions.

Restricted Stock Units. The grant of a restricted stock unit does not itself generally result in taxable income. Instead, the participant is taxed upon vesting and settlement (and a corresponding deduction is generally available to the Company), unless he or she has made a proper election to defer receipt of the shares (or cash if the award is cash settled) under Section 409A of the Code. If the shares delivered are restricted for tax purposes, the participant will instead be subject to the rules described above for restricted stock.

New Plan Benefits

The following table sets forth stock options and performance shares that were approved by the Compensation Committee and the Board to the persons and groups named below under our 2009 Plan in December 2018 and that would be satisfied by the issuance of shares under our 2019 Plan, contingent upon stockholder approval of our 2019 Plan. Should stockholder approval not be obtained, these awards will be automatically forfeited. The number of performance shares included in the table below assumes that the performance goals are achieved. A participant can earn either 0% or 100% of the award based on achievement of specified milestones over a one-year performance period, with potential vesting to occur in three tranches over an additional two-year period. Stock options vest over a three-year period, with one-third vesting on the one-year anniversary of the grant date and the remainder vesting quarterly thereafter. Any other awards under our 2019 Plan would be granted by our Compensation Committee in its discretion.

Name and Position	Number of Stock Options	Number of RSUs
Garo H. Armen, Ph.D., Chief Executive Officer	1,707,500	647,682
Jennifer Buell, Ph.D., Chief Operating Officer	300,000	—
Alexander Duncan, Ph.D., Chief Technology Officer and Head of Research	210,000	—
	—	—
All executive officers as a group	2,635,833	647,682
All non-executive directors as a group	457,500	—
All non-executive officer employees as a group	2,249,906	—

Vote Required

To approve Proposal 3, stockholders holding a majority of Agenus common stock present or represented by proxy at the 2019 Annual Meeting and voting on the matter must vote FOR Proposal 3. Abstentions and “broker non-votes” will not be counted as votes cast or shares voting on Proposal 3 and will have no effect on the vote.

The Board of Directors recommends a vote FOR Proposal 3.

EQUITY PLANS

Securities Authorized For Issuance Under Equity Compensation Plans

The following table provides information about the securities authorized for issuance under our equity compensation plans as of December 31, 2018. The following table does not include any shares that would become available following the approval of our 2019 Plan.

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights(1)	Weighted Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Future Issuance under Equity Compensation Plan (Excluding Securities Reflected in Column (a))
	(a)	(b)	(c)
Equity compensation plans approved by security holders	20,517,827	$4.16	4,737,121	(2)
Equity compensation plans not approved by security holders(3)	566,946	$3.85	717,576

Total	21,084,773		5,454,697

(1)

Includes 20,236,215 shares subject to awards under our 2009 Equity Incentive Plan, assuming maximum achievement of all applicable performance conditions, and 277,359 shares issuable under our DDCP at a price of $4.52.

(2)	Includes shares that may be issued under our 2009 Equity Incentive Plan and 75,559 shares available under our DDCP.
(3)	Represents the Agenus Inc. 2015 Inducement Equity Plan under which inducement grants may be made in accordance with Nasdaq rules.

PROPOSAL 4—TO RATIFY THE APPOINTMENT OF KPMG LLP AS OUR INDEPENDENT

REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING

DECEMBER 31, 2019

Our Audit and Finance Committee has selected KPMG LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2019. Although stockholder approval of the selection of KPMG LLP is not required by law, our Board believes that it is advisable to give stockholders an opportunity to ratify this selection.

If stockholders do not approve this proposal at the 2019 Annual Meeting, our Audit and Finance Committee will reconsider their selection of KPMG LLP. If stockholders do ratify this appointment, the Audit and Finance Committee, which has direct authority to engage our independent registered public accounting firm, may appoint a different independent registered public accounting firm at any time during the year if the Audit and Finance Committee determines that the change would be in the best interests of Agenus and our stockholders.

The Audit and Finance Committee has approved all services provided to Agenus by KPMG LLP during 2018. Representatives of KPMG LLP are expected to be present at the 2019 Annual Meeting. They will have the opportunity to make a statement if they desire to do so and will also be available to respond to appropriate questions from stockholders.

KPMG LLP has served as our independent registered public accounting firm since 1997.

Audit Fees

Fees incurred by us for professional services rendered by KPMG LLP for the audit of the annual consolidated financial statements and of the effective operation of internal control over financial reporting, included in our Annual Report on Form 10-K, for the reviews of the consolidated financial statements included in our Forms 10-Q and for comfort letters, consents and review of registration statements were $811,870 for 2018 and $783,250 for 2017.

Audit-Related Fees

Fees paid to KPMG LLP for the audit of our 401(k) Retirement Plan were $30,750 in 2018 and $30,000 in 2017.

Tax Fees

Fees paid to KPMG LLP associated with tax compliance services were $111,681 in 2018 and $81,850 in 2017.

Fees paid to KPMG LLP associated with tax consultation services were $61,962 in 2018 and $294,054 in 2017.

All Other Fees

We paid no other fees to KPMG LLP for 2018 or 2017.

Pre-Approval of Audit and Non-Audit Services

All of the KPMG LLP fees for 2018 and 2017 shown above were pre-approved by the Audit and Finance Committee. The Audit and Finance Committee pre-approves all audit and other permitted non-audit services provided by our independent registered public accounting firm. Pre-approval is generally provided for up to one year, is detailed as to the particular category of services and is subject to a monetary limit. Our independent registered public accounting firm and senior management periodically report to the Audit and Finance Committee the extent of services provided by the independent registered public accounting firm in accordance with the pre-approval, and the fees for the services performed to date. The Audit and Finance Committee may also pre-approve particular services on a case-by-case basis.

Vote Required

To approve Proposal 4, a majority of the votes cast by stockholders present in person or by proxy and voting on the matter must vote FOR Proposal 4. If your shares are held by your broker, bank, or nominee in “street name,” and you do not vote your shares, your broker, bank, or nominee has authority to vote your unvoted shares on Proposal 4. If the broker, bank, or nominee does not vote your unvoted shares, there will be no effect on the vote because these “broker non-votes” are not considered to be voting on the matter. Abstentions and “broker non-votes” will not be counted as votes cast or shares voting on Proposal 4, and will have no effect on the vote.

The Board of Directors recommends a vote FOR Proposal 4.

REPORT OF THE AUDIT AND FINANCE COMMITTEE

The Audit and Finance Committee of the Board consists entirely of independent directors who are not officers or employees of Agenus. The Board has adopted a written charter for the Audit and Finance Committee, the current version of which is available on our website at http://investor.agenusbio.com/board-committees. No material on our website is part of this proxy statement.

In the course of its oversight of the Company’s reporting process, the Audit and Finance Committee of the Board has (1) reviewed and discussed with management the Company’s audited consolidated financial statements and management’s assessment of the effectiveness of internal control over financial reporting for the fiscal year ended December 31, 2018, (2) discussed with KPMG LLP, our independent registered public accounting firm, the matters required to be discussed pursuant to Public Company Accounting Oversight Board Auditing Standard No. 1301 (Communications with Audit Committees), including the quality of the Company’s accounting principles, the reasonableness of significant judgments, and the clarity of disclosures in the financial statements, and (3) discussed with KPMG LLP matters relating to its independence, including a review of audit and non-audit fees and the written disclosures and letter from KPMG LLP pursuant to applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the Audit and Finance Committee concerning independence.

Based on the foregoing review and discussions, the Audit and Finance Committee recommended to the Board that the audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2018 for filing with the SEC.

By the Audit and Finance Committee,

Brian Corvese, Chair

Wadih Jordan

Timothy R. Wright

ADDITIONAL INFORMATION

Stockholder Proposals for 2020 Annual Meeting of Stockholders

Proposals to be included in the Company’s proxy statement. Under SEC rules, if a stockholder wants us to include a proposal in our proxy statement and form of proxy for presentation at our 2020 Annual Meeting of Stockholders, the proposal must comply with Rule 14a-8 under the Exchange Act and must also meet the advance notice requirements in our bylaws applicable to all stockholder proposals (as described in the following paragraphs).

Proposals to be brought before an annual meeting. Under our by-laws, a stockholder must follow certain procedures to nominate persons for election as directors or to introduce an item of business at an annual meeting of stockholders. Among other requirements, these procedures require any nomination or proposed item of business to be submitted in writing to our Chairman of the Board or Corporate Secretary at our principal executive offices. Assuming our 2020 Annual Meeting of Stockholders is not more than 30 days before or 30 days after June 19, 2020, if you wish to bring business before the 2020 Annual Meeting of Stockholders, you must give us written notice by December 26, 2019.

However, if at least 60 days’ notice or prior public disclosure of the date of the 2020 Annual Meeting of Stockholders is given or made and the date of the 2020 Annual Meeting of Stockholders is not within 30 days before or after June 19, 2020, notice by the stockholder must be received by the Company 45 days prior to the date of the 2020 Annual Meeting of Stockholders. If less than 60 days’ notice or prior public disclosure of the date of the 2020 Annual Meeting of Stockholders is given or made and the date of the 2020 Annual Meeting of Stockholders is not within 30 days before or after June 19, 2020, notice by the stockholder must be received by the Company no later than 15 days after the date Agenus sends notice of the 2020 Annual Meeting of Stockholders. If a stockholder fails to provide timely notice of a proposal to be presented at the 2020 Annual Meeting of Stockholders, the proxies designated by the Board will have discretionary authority to vote on the proposal.

Householding of Meeting Materials

Some banks, brokers, and other nominee record holders may be participating in the practice of “householding” proxy statements and annual reports. This means that only one copy of our proxy statement or annual report may have been sent to multiple stockholders in your household. We will promptly provide a separate copy of either document to you if you contact Investor Relations at Agenus Inc., 3 Forbes Road, Lexington, Massachusetts 02421, or telephone or e-mail Investor Relations at 800-962-2436 or IR@agenusbio.com. If you want to receive separate copies of the annual report and proxy statement in the future or if you are receiving multiple copies and would like to receive only one copy for your household, you should contact your bank, broker or other nominee record holders, or you may contact us.

Documents Incorporated by Reference

The financial statements from our Annual Report on Form 10-K for the year ended December 31, 2018 are incorporated by reference herein.

APPENDIX A

CERTIFICATE OF SIXTH AMENDMENT

TO THE AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

AGENUS INC., a corporation organized and existing under the laws of the State of Delaware, hereby certifies as follows:

1. The name of the corporation is Agenus Inc. (the “Corporation”). The Corporation’s original Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on November 10, 1999 (the “Certificate of Incorporation”). The Certificate of Incorporation was amended and restated on June 7, 2002 (the “Restated Certificate”), which was further amended on June 15, 2007 by a Certificate of Amendment (the “First Amendment”), which was further amended on January 5, 2011 by a Certificate of Ownership and Merger (the “Name Change Amendment”), which was further amended on September 30, 2011 by a Certificate of Second Amendment (the “Second Amendment”), which was further amended on June 15, 2012 by a Certificate of Third Amendment (the “Third Amendment”), which was further amended on April 24, 2014 by a Certificate of Fourth Amendment (the “Fourth Amendment), which was further amended on June 14, 2016 by a Certificate of Fifth Amendment (the “Fifth Amendment”) (the Restated Certificate, as amended by the First Amendment, the Name Change Amendment, the Second Amendment, the Third Amendment, the Fourth Amendment, and the Fifth Amendment, the “Amended Certificate”). This Certificate of Sixth Amendment (the “Sixth Amendment”) amends certain provisions of the Amended Certificate, and has been duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

2. The Board of Directors of the Corporation has duly adopted a resolution, pursuant to Section 242 of the General Corporation Law of the State of Delaware, setting forth the following amendment to the Amended Certificate, and declaring the Sixth Amendment to be advisable.

3. This Sixth Amendment was duly adopted by the vote of the stockholders holding the requisite number of shares of outstanding stock of the Corporation entitled to vote thereon in accordance with the provisions of Sections 216 and 242 of the General Corporation Law of the State of Delaware.

4. The first sentence of the first paragraph of Article Fourth of the Amended Certificate is hereby amended to read as follows:

“FIFTH: The Corporation shall be authorized to issue four hundred five million (405,000,000) shares of capital stock, which shall be divided into four hundred million (400,000,000) shares of Common Stock, par value $0.01 per share, and five million (5,000,000) shares of Preferred Stock, par value $0.01 per share.”

5. This Sixth Amendment shall be effective as of June 19, 2019 in accordance with the provisions of Section 103(d) of the General Corporation Law of the State of Delaware.

6. Except as set forth in this Sixth Amendment, the Restated Certificate remains in full force and effect.

[Signature Page to Follow]

IN WITNESS WHEREOF, the undersigned has duly executed this Sixth Amendment in the name of and on behalf of the Corporation on this     day of June, 2019.

AGENUS INC.

By:

Name: Garo H. Armen
Title: Chief Executive Officer

A-1

APPENDIX B

AGENUS INC.

2019 EQUITY INCENTIVE PLAN

1.    DEFINED TERMS

Exhibit A, which is incorporated by reference, defines certain terms used in the Plan and includes certain operational rules related to those terms.

2.    PURPOSE

The Plan has been established to advance the interests of the Company by providing for the grant to Participants of Stock and Stock-based Awards.

3.    ADMINISTRATION

The Plan will be administered by the Administrator. The Administrator has discretionary authority, subject only to the express provisions of the Plan, to interpret the Plan; to determine eligibility for and grant Awards; to determine, modify, accelerate or waive the terms and conditions of any Award; to determine the form of settlement of Awards (whether in cash, shares of Stock, or other property); to prescribe forms, rules and procedures relating to the Plan and Awards; and to otherwise do all things necessary or desirable to carry out the purposes of the Plan or any Award. Determinations of the Administrator made with respect to the Plan or any Award are conclusive and bind all persons.

4.    LIMITS ON AWARDS UNDER THE PLAN

(a)    Number of Shares. Subject to adjustment as provided in Section 7(b), the number of shares of Stock that may be issued in satisfaction of Awards under the Plan is (i) 11,000,000 shares of Stock, plus (ii) the number of shares of Stock available for issuance under the Prior Plan as of the Date of Adoption (which will not exceed 5,262,242 shares), plus (iii) the number of shares of Stock underlying awards under the Prior Plan (which will not exceed 19,655,534 shares) that on or after the Date of Adoption expire or terminate or are surrendered without the delivery of shares of Stock, are forfeited to, or repurchased by, the Company, or otherwise become available again for grant under the Prior Plan, in each case, in accordance with its terms (collectively, the “Share Pool”). Up to 11,000,000 of the shares of Stock from the Share Pool may be issued in satisfaction of ISOs, but nothing in this Section 4(a) will be construed as requiring that any, or any fixed number of, ISOs be granted under the Plan. For purposes of this Section 4(a), the number of shares of Stock issued in satisfaction of Awards will be determined (i) by reducing the Share Pool by the number of shares of Stock withheld by the Company in payment of the exercise price or purchase price of the Award or in satisfaction of tax withholding requirements with respect to the Award, (ii) by reducing the Share Pool by the full number of shares covered by a SAR any portion of which is settled in Stock (and not only the number of shares of Stock delivered in settlement), and (iii) by increasing the Share Pool by any shares of Stock underlying Awards settled in cash or that expire, become unexercisable, terminate or are forfeited to or repurchased by the Company without the issuance (or retention, in the case of Restricted Stock) of Stock. For the avoidance of doubt, the Share Pool will not be increased by any shares of Stock delivered under the Plan that are subsequently repurchased using proceeds directly attributable to Stock Option exercises. The limits set forth in this Section 4(a) will be construed to comply with the applicable requirements of Section 422.

(b)    Substitute Awards. The Administrator may grant Substitute Awards under the Plan. To the extent consistent with the requirements of Section 422 and the regulations thereunder and other applicable legal requirements (including applicable stock exchange requirements), shares of Stock issued in respect of Substitute Awards will be in addition to and will not reduce the Share Pool, but, notwithstanding anything in Section 4(a) to the contrary, if any Substitute Award is settled in cash or expires, becomes unexercisable, terminates or is forfeited to or repurchased by the Company without the issuance (or retention, in the case of Restricted Stock) of Stock, the shares of Stock previously subject to such Award will not increase the Share Pool or otherwise be available for future issuance under the Plan. The Administrator will determine the extent to which the terms and conditions of the Plan apply to Substitute Awards, if at all, provided, however, that Substitute Awards will not be subject to the limits described in Section 4(d).

(c)    Type of Shares. Stock delivered by the Company under the Plan may be authorized but unissued Stock or previously issued Stock acquired by the Company. No fractional shares of Stock will be delivered under the Plan; provided that the Administrator may, in its sole discretion, provide for the delivery of cash in lieu of any fractional shares that would otherwise be deliverable hereunder.

(d)    Individual Limits.

(1)    The following additional limits apply to Awards of the specified type granted to any person in any calendar year:

(A)    Stock Options: 2,500,000 shares of Stock.

(B)    SARs: 2,500,000 shares of Stock.

(C)    Awards other than Stock Options and SARs: 1,500,000 shares of Stock.

In applying the foregoing limits, (i) all Awards of the specified type granted to the same person in the same calendar year are aggregated and made subject to one limit; (ii) the limits applicable to Stock Options and SARs refer to the number of shares of Stock underlying those Awards; and (iii) the share limit under clause (C) refers to the maximum number of shares of Stock that may be issued, or the value of which may be paid in cash or other property, under Awards of the type specified in clause (C), assuming maximum payout levels.

(2)    In addition to the foregoing limits, the aggregate value of all compensation granted or paid to any Director with respect to any calendar year, including Awards granted under the Plan and cash fees or other compensation paid by the Company to such Director outside of the Plan, in each case, for his or her services as a Director during such calendar year, may not exceed $600,000 in the aggregate (or $850,000 for the calendar year the Director is first elected or appointed to the Board), calculating the value of any Awards based on the grant date fair value in accordance with the Accounting Rules and assuming maximum payout levels.

5.    ELIGIBILITY AND PARTICIPATION

The Administrator shall select Participants from among Employees and Directors of, and consultants and advisors to, the Company and its Affiliates. Eligibility for ISOs is limited to individuals described in the first sentence of this Section 5 who are employees of the Company or of a “parent corporation” or “subsidiary corporation” of the Company as those terms are defined in Section 424 of the Code. Eligibility for NSOs and SARs is limited to individuals who are providing direct services on the date of grant of the Award to the Company or to a subsidiary of the Company that would be described in the first sentence of Section 1.409A-1(b)(5)(iii)(E) of the Treasury Regulations.

6.    RULES APPLICABLE TO AWARDS

(a)    All Awards.

(1)    Award Provisions. The Administrator shall determine the terms and conditions of all Awards, subject to the limitations provided herein. No term of an Award shall provide for automatic “reload” grants of additional Awards upon exercise of an Option or SAR or otherwise as a term of an Award. By accepting (or, under such rules as the Administrator may prescribe, being deemed to have accepted) an Award, the Participant will be deemed to have agreed to the terms and conditions of the Award and the Plan. Notwithstanding any provision of the Plan to the contrary, Substitute Awards may contain terms and conditions that are inconsistent with the terms and conditions specified herein, as determined by the Administrator.

(2)    Term of Plan. No Awards may be made after ten years from the Date of Adoption, but previously granted Awards may continue beyond that date in accordance with their terms.

(3)    Transferability. Neither ISOs nor, except as the Administrator otherwise expressly provides in accordance with the third sentence of this Section 6(a)(3), other Awards may be transferred other than by will or by the laws of descent and distribution. During a Participant’s lifetime, ISOs and, except as the Administrator otherwise expressly provides in accordance with the third sentence of this Section 6(a)(3), SARs and NSOs may be exercised only by the Participant. The Administrator may permit the gratuitous transfer (i.e., transfer not for value) of Awards other than ISOs, subject to applicable securities and other laws and such terms and conditions as the Administrator may determine.

(4)    Vesting, etc. The Administrator shall determine the time or times at which an Award vests or becomes exercisable and the terms on which a Stock Option or SAR remains exercisable. Notwithstanding the foregoing, no Award may be scheduled to vest, in whole or in part, prior to the date that is one year following the date the Award is granted; provided, however, that Awards that result in the issuance (as determined in accordance with the rules set forth in Section 4(a)) of an aggregate of up to five percent of the Share Pool may be granted without regard to such one-year minimum scheduled vesting period. Unless the Administrator expressly provides otherwise, the following rules will apply if a Participant’s Employment ceases:

(A)    Except as provided in (B) and (C) below, immediately upon the cessation of the Participant’s Employment each Stock Option and SAR (or portion thereof) that is then held by the Participant or by the Participant’s permitted transferees, if any, will cease to be exercisable and will terminate, and each other Award that is then held by the Participant or by the Participant’s permitted transferees, if any, to the extent not then vested, will be forfeited.

(B)    Subject to (C) and (D) below, each vested and unexercised Stock Option and SAR (or portion thereof) held by the Participant or the Participant’s permitted transferees, if any, immediately prior to the cessation of the Participant’s Employment, to the extent then exercisable, will remain exercisable for the lesser of (i) a period of three months following such cessation of Employment or (ii) the period ending on the latest date on which such Stock Option or SAR could have been exercised without regard to this Section 6(a)(4), and will thereupon immediately terminate.

(C)    Subject to (D) below, each vested and unexercised Stock Option and SAR (or portion thereof) held by a Participant or the Participant’s permitted transferees, if any, immediately prior to the cessation of the Participant’s Employment due to his or her death or Disability, to the extent then exercisable, will remain exercisable for the lesser of (i) the one-year period ending on the first anniversary of such cessation of employment or (ii) the period ending on the latest date on which such Stock Option or SAR could have been exercised without regard to this Section 6(a)(4), and will thereupon immediately terminate.

(D)    All Awards (whether or not vested or exercisable) held by a Participant or the Participant’s permitted transferees, if any, immediately prior to the cessation of the Participant’s Employment will immediately terminate upon such cessation of Employment if the termination is for Cause or occurs in circumstances that in the determination of the Administrator would have constituted grounds for the Participant’s Employment to be terminated for Cause (in each case, without regard to the lapsing of any required notice or cure periods in connection therewith).

(5)    Recovery of Compensation. The Administrator may provide in any case that any outstanding Award (whether or not vested or exercisable), the proceeds from the exercise or disposition of any Award or

Stock acquired under any Award, and any other amounts received in respect of any Award or Stock acquired under any Award will be subject to forfeiture and disgorgement to the Company, with interest and other related earnings, if the Participant to whom the Award was granted is not in compliance with any provision of the Plan or any applicable Award, any non-competition, non-solicitation, no-hire, non-disparagement, confidentiality, invention assignment, or other restrictive covenant by which he or she is bound. Each Award shall be subject to any policy of the Company or any of its Affiliates that provides for forfeiture, disgorgement or clawback with respect to incentive compensation that includes Awards under the Plan and shall be subject to forfeiture and disgorgement to the extent required by law or applicable stock exchange listing standards, including, without limitation, Section 10D of the Securities Exchange Act of 1934, as amended. Each Participant, by accepting or being deemed to have accepted an Award under the Plan, agrees (or will be deemed to have agreed) to the terms of this Section 6(a)(5) and to cooperate fully with the Administrator, and to cause any and all permitted transferees of the Participant to cooperate fully with the Administrator, to effectuate any forfeiture or disgorgement described in this Section 6(a)(5). Neither the Administrator nor the Company nor any other person, other than the Participant and his or her permitted transferees, if any, will be responsible for any adverse tax or other consequences to a Participant or his or her permitted transferees, if any, that may arise in connection with this Section 6(a)(5).

(6)    Taxes. The issuance, delivery, vesting and retention of Stock, cash or other property under an Award are conditioned upon the full satisfaction by the Participant of all tax and other withholding requirements with respect to the Award. The Administrator shall prescribe such rules for the withholding of taxes and other amounts with respect to any Award as it deems necessary. The Administrator may hold back shares of Stock from an Award or permit a Participant to tender previously owned shares of Stock in satisfaction of tax or other withholding requirements (but not in excess of the maximum withholding amount consistent with the Award being subject to equity accounting treatment under the Accounting Rules). Any amounts withheld pursuant to this Section 6(a)(6) will be treated as though such amounts had been made directly to the Participant. In addition, the Company may, to the extent permitted by law, deduct any such tax and other withholding amounts from any payment of any kind otherwise due to a Participant.

(7)    Dividend Equivalents. The Administrator may provide for the payment of amounts (on terms and subject to conditions established by the Administrator) in lieu of cash dividends or other cash distributions with respect to Stock subject to an Award whether or not the holder of such Award is otherwise entitled to share in the actual dividend or distribution in respect of such Award; provided, however, that dividends or dividend equivalents relating to an Award that, at the dividend payment date, remains subject to a risk of forfeiture (whether service-based or performance-based) shall be subject to the same risk of forfeiture as applies to the underlying Award. Subject to Section 6(a)(10), any entitlement to dividend equivalents or similar entitlements will be established and administered either consistent with an exemption from, or in compliance with, the applicable requirements of Section 409A. Dividends or dividend equivalent amounts payable in respect of Awards that are subject to restrictions may be subject to such additional limitations or restrictions as the Administrator may impose.

(8)    Rights Limited. Nothing in the Plan or any Award will be construed as giving any person the right to be granted an Award or to continued employment or service with the Company or any of its Affiliates, or any rights as a stockholder except as to shares of Stock actually issued under the Plan. The loss of existing or potential profit in any Award will not constitute an element of damages in the event of a termination of a Participant’s Employment for any reason, even if the termination is in violation of an obligation of the Company or any of its Affiliates to the Participant.

(9)    Coordination with Other Plans. Shares of Stock and/or Awards under the Plan may be issued or granted in tandem with, or in satisfaction of or substitution for, other Awards under the Plan or awards made under other compensatory plans or programs of the Company or any of its Affiliates, including, without limitation, the Prior Plan, as the case may be. For example, but without limiting the generality of the foregoing, awards under other compensatory plans or programs of the Company or any of its Affiliates, including the Prior

Plan, may be settled in Stock (including, without limitation, Unrestricted Stock) under the Plan if the Administrator so determines, in which case the shares delivered will be treated as issued under the Plan (and will reduce the Share Pool in accordance with the rules set forth in Section 4).

(10)     Section 409A.

(A)    Without limiting the generality of Section 11(b), each Award will contain such terms as the Administrator determines and will be construed and administered such that the Award either qualifies for an exemption from the requirements of Section 409A or satisfies such requirements.

(B)     If a Participant is determined on the date of the Participant’s termination of Employment to be a “specified employee” within the meaning of that term under Section 409A(a)(2)(B) of the Code, then, with regard to any payment that is considered nonqualified deferred compensation under Section 409A, to the extent applicable, payable on account of a “separation from service”, such payment will be made or provided on the date that is the earlier of (i) the first business day following the expiration of the six-month period measured from the date of such “separation from service” and (ii) the date of the Participant’s death (the “Delay Period”). Upon the expiration of the Delay Period, all payments delayed pursuant to this Section 6(a)(10)(B) (whether they would have otherwise been payable in a single lump sum or in installments in the absence of such delay) will be paid on the first business day following the expiration of the Delay Period in a lump sum and any remaining payments due under the Award will be paid in accordance with the normal payment dates specified for them in the applicable Award agreement.

(C)    With regard to any payment considered to be nonqualified deferred compensation under Section 409A, to the extent applicable, that is payable upon a change in control of the Company or other similar event, to the extent required to avoid the imposition of any additional tax, interest, or penalty under Section 409A, no amount will be payable unless such change in control constitutes a “change in control event” within the meaning of Section 1.409A-3(i)(5) of the Treasury Regulations.

(D)    For purposes of Section 409A, each payment made under the Plan will be treated as a separate payment.

(b)    Stock Options and SARs.

(1)    Time and Manner of Exercise. Unless the Administrator expressly provides otherwise, no Stock Option or SAR will be considered to have been exercised until the Administrator receives a notice of exercise in a form acceptable to the Administrator that is signed by the appropriate person and accompanied by any payment required under the Award. The Administrator may limit or restrict the exercisability of Stock Options or SARs in its discretion, including in connection with any Covered Transaction. Any attempt to exercise a Stock Option or SAR by any person other than the Participant will not be given effect unless the Administrator has received such evidence as it may require that the person exercising the Award has the right to do so.

(2)    Exercise Price. The exercise price (or the base value from which appreciation is to be measured) per share of each Award requiring exercise must be no less than 100% (in the case of an ISO granted to a 10-percent stockholder within the meaning of Section 422(b)(6) of the Code, 110%) of the Fair Market Value of a share of Stock, determined as of the date of grant, or such higher amount as the Administrator may determine in connection with the grant.

(3)    Payment of Exercise Price. Where the exercise of an Award (or portion thereof) is to be accompanied by a payment, payment of the exercise price must be made by cash or check acceptable to the Administrator or, if so permitted by the Administrator and if legally permissible, (i) through the delivery of previously acquired unrestricted shares of Stock, or the withholding of unrestricted shares of Stock otherwise issuable upon exercise, in either case, that have a Fair Market Value equal to the exercise price; (ii) through a broker-assisted cashless exercise program acceptable to the Administrator; (iii) by other means acceptable to the Administrator; or (iv) by any combination of the foregoing permissible forms of payment. The delivery of previously acquired shares in payment of the exercise price under clause (i) above may be accomplished either by actual delivery or by constructive delivery through attestation of ownership, subject to such rules as the Administrator may prescribe.

(4)    Maximum Term. The maximum term of Stock Options and SARs must not exceed 10 years from the date of grant (or five years from the date of grant in the case of an ISO granted to a 10-percent stockholder described in Section 6(b)(2)).

(5)    Repricing. Except in connection with a corporate transaction involving the Company (which term includes, without limitation, any stock dividend, stock split, extraordinary cash dividend, recapitalization, reorganization, merger, consolidation, split up, spin-off, combination or exchange of shares) or as otherwise contemplated by Section 7, the Company may not, without obtaining stockholder approval, (i) amend the terms of outstanding Stock Options or SARs to reduce the exercise price or base value of such Stock Options or SARs; (ii) cancel outstanding Stock Options or SARs in exchange for Stock Options or SARs with an exercise price or base value that is less than the exercise price or base value of the original Stock Options or SARs; or (iii) cancel outstanding Stock Options or SARs that have an exercise price or base value greater than the Fair Market Value of a share of Stock on the date of such cancellation in exchange for cash or other consideration.

7.	EFFECT OF CERTAIN TRANSACTIONS

(a)    Covered Transactions. Except as otherwise expressly provided in an Award agreement or by the Administrator, in the event of a Covered Transaction:

(1)    With respect to each unvested Award (or portion thereof) that is outstanding as of the consummation of the Covered Transaction that is eligible to vest based on performance, the Administrator shall determine the extent to which the applicable performance vesting conditions have been achieved as of the consummation of the Covered Transaction (or the end of the applicable performance period, if earlier) and the Award (or portion thereof), to the extent earned based on performance, shall thereafter be eligible to vest solely based on continued Employment. Each such Award (or portion thereof), and each unvested Award (or portion thereof) that is outstanding as of the consummation of the Covered Transaction that is eligible to vest solely based on continued Employment, shall be assumed, continued or substituted for by the acquiror or survivor or an affiliate of the acquiror or survivor with an award that preserves the value of the Award (or portion) as of the consummation of the Covered Transaction and vests on the same schedule as the Award so assumed, continued or substituted for; provided, that if within two (2) years following the consummation of the Covered Transaction, a Participant’s Employment is terminated by the Company or any successor thereof for any reason other than Cause, such Award or any award granted in substitution therefor (or portion thereof) shall vest in full.

(2)    Each unvested Award that is outstanding as of the consummation of a Covered Transaction that is not assumed, continued or substituted for as provided in Section 7(a)(1) shall vest in full in connection with the consummation of the Covered Transaction.

(3)    Subject to Section 7(a)(5), the Administrator may provide for payment (a “cash-out”), with respect to some or all Awards that are not assumed, continued or substituted for as described in Section 7(a)(1) above or any portion thereof (including only the vested portion thereof), equal in the case of each applicable Award or portion thereof to the excess, if any, of (i) the fair market value of a share of Stock multiplied by the number of shares of Stock subject to the Award or such portion, minus (ii) the aggregate exercise or purchase price, if any, of such Award or portion (or, in the case of a SAR, the aggregate base value above which appreciation is measured), in each case, on such payment and other terms and subject to such conditions (which need not be the same as the terms and conditions applicable to holders of Stock generally ) as the Administrator determines, including that any amounts paid in respect of such Award in connection with the Covered Transaction be placed in escrow or otherwise made subject to such restrictions as the Administrator deems appropriate. For the avoidance of doubt, if the per share exercise or purchase price (or base value) of an Award or portion thereof is equal to or greater than the fair market value of a share of Stock, such Award or portion may be cancelled with no payment due hereunder or otherwise in respect thereof.

(4)    Except as the Administrator may otherwise determine, each Award will automatically terminate (and in the case of outstanding shares of Restricted Stock, will automatically be forfeited) immediately upon the consummation of the Covered Transaction, other than (i) any Award that is assumed, continued or substituted for pursuant to Section 7(a)(1) and (ii) any Award that by its terms, or as a result of action taken by the Administrator, continues following the Covered Transaction.

(5)    Any share of Stock and any cash or other property delivered pursuant to Section 7(a)(2) or Section 7(a)(3) with respect to an Award may, in the discretion of the Administrator, contain such limitations or restrictions, if any, as the Administrator deems appropriate, including to reflect any performance or other vesting conditions to which the Award was subject and that did not lapse (and were not satisfied) in connection with the Covered Transaction. For purposes of the immediately preceding sentence, a cash-out under Section 7(a)(3) will not, in and of itself, be treated as the lapsing (or satisfaction) of a performance or other vesting condition. In the case of Restricted Stock that does not vest and is not forfeited in connection with the Covered Transaction, the Administrator may require that any amounts delivered, exchanged or otherwise paid in respect of such Stock in connection with the Covered Transaction be placed in escrow or otherwise made subject to such restrictions as the Administrator deems appropriate to carry out the intent of the Plan.

(b)    Changes in and Distributions with Respect to Stock.

(1)    Basic Adjustment Provisions. In the event of a stock dividend, stock split or combination of shares (including a reverse stock split), recapitalization or other change in the Company’s capital structure that constitutes an equity restructuring within the meaning of the Accounting Rules, the Administrator will make appropriate adjustments to the Share Pool, the individual limits described in Section 4(d), the number and kind of shares of stock or securities underlying Awards then outstanding or subsequently granted, any exercise or purchase prices (or base values) relating to Awards and any other provision of Awards affected by such change.

(2)    Certain Other Adjustments. The Administrator may also make adjustments of the type described in Section 7(b)(1) to take into account distributions to stockholders other than those provided for in Section 7(a) and 7(b)(1), or any other event, if the Administrator determines that adjustments are appropriate to avoid distortion in the operation of the Plan or any Award.

(3)    Continuing Application of Plan Terms. References in the Plan to shares of Stock will be construed to include any stock or securities resulting from an adjustment pursuant to this Section 7.

8.	LEGAL CONDITIONS ON DELIVERY OF STOCK

The Company will not be obligated to issue any shares of Stock pursuant to the Plan or to remove any restriction from shares of Stock previously issued under the Plan until: (i) the Company is satisfied that all legal matters in connection with the issuance of such shares have been addressed and resolved; (ii) if the outstanding Stock is at the time of issuance listed on any stock exchange or national market system, the shares to be issued have been listed or authorized to be listed on such exchange or system upon official notice of issuance; and (iii) all conditions of the Award have been satisfied or waived. The Company may require, as a condition to the exercise of an Award or the issuance of shares of Stock under an Award, such representations or agreements as counsel for the Company may consider appropriate to avoid violation of the Securities Act of 1933, as amended, or any applicable state or non-U.S. securities law. Any Stock issued under the Plan will be evidenced in such manner as the Administrator determines appropriate, including book-entry registration or delivery of stock certificates. In the event that the Administrator determines that stock certificates will be issued in connection with Stock issued under the Plan, the Administrator may require that such certificates bear an appropriate legend reflecting any restriction on transfer applicable to such Stock, and the Company may hold the certificates pending the lapse of the applicable restrictions.

9.	AMENDMENT AND TERMINATION

The Administrator may at any time or times amend the Plan or any outstanding Award for any purpose which may at the time be permitted by applicable law, and may at any time terminate the Plan as to any future grants of Awards; provided that, except as otherwise expressly provided in the Plan or the applicable Award, the Administrator may not, without the Participant’s consent, alter the terms of an Award so as to materially and adversely affect the Participant’s rights under the Award, unless the Administrator expressly reserved the right to do in the Plan or at the time the applicable Award was granted. Any amendments to the Plan will be conditioned upon stockholder approval only to the extent, if any, such approval is required by applicable law (including the Code) or stock exchange requirements, as determined by the Administrator. For the avoidance of doubt, no adjustment to any Award pursuant to the terms of Section 7 will be treated as an amendment to such Award requiring a Participant’s consent.

10.	OTHER COMPENSATION ARRANGEMENTS

The existence of the Plan or the grant of any Award will not affect the right of the Company or any of its Affiliates to grant any person bonuses or other compensation in addition to Awards under the Plan.

11.	MISCELLANEOUS

(a)    Waiver of Jury Trial. By accepting or being deemed to have accepted an Award under the Plan, each Participant waives (or will be deemed to have waived), to the maximum extent permitted under applicable law, any right to a trial by jury in any action, proceeding or counterclaim concerning any rights under the Plan or any Award, or under any amendment, waiver, consent, instrument, document or other agreement delivered or which in the future may be delivered in connection therewith, and agrees (or will be deemed to have agreed) that any such action, proceedings or counterclaim will be tried before a court and not before a jury. By accepting or being deemed to have accepted an Award under the Plan, each Participant certifies that no officer, representative, or attorney of the Company has represented, expressly or otherwise, that the Company would not, in the event of any action, proceeding, or counterclaim, seek to enforce the foregoing waivers. Notwithstanding anything to the contrary in the Plan, nothing herein is to be construed as limiting the ability of the Company and a Participant to agree to submit any dispute arising under the terms of the Plan or any Award to binding arbitration or as limiting the ability of the Company to require any individual to agree to submit such disputes to binding arbitration as a condition of receiving an Award hereunder.

(b)    Limitation of Liability. Notwithstanding anything to the contrary in the Plan or any Award, neither the Company, nor any of its Affiliates, nor the Administrator, nor any person acting on behalf of the Company, any of its Affiliates, or the Administrator, will be liable to any Participant, to any permitted transferee, to the estate or beneficiary of any Participant or any permitted transferee, or to any other person by reason of any acceleration of income, any additional tax, or any penalty, interest or other liability asserted by reason of the failure of an Award to satisfy the requirements of Section 422 or Section 409A or by reason of Section 4999 of the Code, or otherwise asserted with respect to any Award.

12.	ESTABLISHMENT OF SUB-PLANS

The Administrator may at any time and from time to time establish one or more sub-plans under the Plan (for local law compliance purposes or other purposes or administrative reasons determined by the Administrator) by adopting supplements to the Plan containing, in each case, (i) such limitations on the Administrator’s discretion under the Plan and (ii) such additional terms and conditions, as the Administrator deems necessary or desirable. Each supplement so established will be deemed to be part of the Plan but will apply only to Participants within the group to which the supplement applies (as determined by the Administrator).

13.	GOVERNING LAW

(a)    Certain Requirements of Corporate Law. Awards and shares of Stock will be granted, issued and administered consistent with the requirements of applicable Delaware law relating to the issuance of stock and the consideration to be received therefor, and with the applicable requirements of the stock exchanges or other trading systems on which the Stock is listed or entered for trading, in each case, as determined by the Administrator.

(b)    Other Matters. Except as otherwise provided by the express terms of an Award agreement or under a sub-plan described in Section 12, the domestic substantive laws of the State of Delaware govern the provisions of the Plan and of Awards under the Plan and all claims or disputes arising out of or based upon the Plan or any Award under the Plan or relating to the subject matter hereof or thereof, without giving effect to any choice or conflict of laws provision or rule that would cause the application of the domestic substantive laws of any other jurisdiction.

(c)    Jurisdiction. By accepting (or being deemed to have accepted) an Award, each Participant agrees or will be deemed to have agreed to (i) submit irrevocably and unconditionally to the jurisdiction of the federal and state courts located within the geographic boundaries of the United States District Court for the District of Delaware for the purpose of any suit, action or other proceeding arising out of or based upon the Plan or any Award; (ii) not commence any suit, action or other proceeding arising out of or based upon the Plan or any Award, except in the federal and state courts located within the geographic boundaries of the United States District Court for the District of Delaware; and (iii) waive, and not assert, by way of motion as a defense or otherwise, in any such suit, action or proceeding, any claim that he or she is not subject personally to the jurisdiction of the above-named courts that his or her property is exempt or immune from attachment or execution, that the suit, action or proceeding is brought in an inconvenient forum, that the venue of the suit, action or proceeding is improper or that the Plan or any Award or the subject matter thereof may not be enforced in or by such court.

EXHIBIT A

Definition of Terms

The following terms, when used in the Plan, have the meanings and are subject to the provisions set forth below:

“Accounting Rules”: Financial Accounting Standards Board Accounting Standards Codification Topic 718, or any successor provision.

“Administrator”: The Compensation Committee, except that the Compensation Committee may delegate (i) to one or more of its members (or one or more other members of the Board, including the full Board) such of its duties, powers and responsibilities as it may determine; (ii) to one or more officers of the Company the power to grant Awards to the extent permitted by applicable law; and (iii) to such Employees or other persons as it determines such ministerial tasks as it deems appropriate. For purposes of the Plan, the term “Administrator” will include the Board, the Compensation Committee, and the person or persons delegated authority under the Plan to the extent of such delegation, as applicable.

“Affiliate”: Any corporation or other entity that stands in a relationship to the Company that would result in the Company and such corporation or other entity being treated as one employer under Section 414(b) and Section 414(c) of the Code.

“Award”: Any or a combination of the following:

(i) Stock Options.

(ii) SARs.

(iii) Restricted Stock.

(iv) Unrestricted Stock.

(v) Stock Units, including Restricted Stock Units.

(vi) Performance Awards.

(vii) Substitute Awards.

(viii) Awards (other than Awards described in (i) through (vii) above) that are convertible into or otherwise based on Stock.

“Board”: The Board of Directors of the Company.

“Cause”: In the case of any Participant who is party to an employment, severance-benefit, change in control or similar agreement with the Company or any of its Affiliates that contains a definition of “Cause,” the definition set forth in such agreement shall apply with respect to such Participant under the Plan for so long as such agreement remains in effect. In the case of any other Participant, except as expressly provided otherwise in an Award agreement, “Cause” shall mean, as determined by the Administrator in its sole discretion,: (i) the Participant’s willful failure to perform (other than by reason of Disability), or material negligence in the performance, his/her duties and responsibilities to the Company or any of its Affiliates; (ii) material breach by the Participant of any provision of the Plan, the Award agreement or any other agreement with the Company or any of its Affiliates; or (iii) other conduct by the Participant that is materially harmful to the business, interests or reputation of the Company or any of its Affiliates.

“Code”: The U.S. Internal Revenue Code of 1986, as from time to time amended and in effect, or any successor statute as from time to time in effect.

“Company”: Agenus Inc., a Delaware corporation.

“Compensation Committee”: The Compensation Committee of the Board.

“Covered Transaction”: Any of (i) a consolidation, merger or similar transaction or series of related transactions, including a sale or other disposition of stock, in which the Company is not the surviving corporation or which results in the acquisition of the majority of the Company’s then outstanding common stock by a single person or entity or by a group of persons and/or entities acting in concert, (ii) a sale or transfer of all or substantially all the Company’s assets, or (iii) a dissolution or liquidation of the Company. Where a Covered Transaction involves a tender offer that is reasonably expected to be followed by a merger described in clause (i) (as determined by the Administrator), the Covered Transaction will be deemed to have occurred upon consummation of the tender offer.

“Date of Adoption”: The date the Plan was approved by the Company’s stockholders.

“Director”: A member of the Board who is not an Employee.

“Disability”: In the case of any Participant who is party to an employment, severance-benefit, change in control or similar agreement with the Company or any of its Affiliates that contains a definition of “Disability,” the definition set forth in such agreement shall apply with respect to such Participant under the Plan for so long as such agreement remains in effect. In the case of any other Participant, except as expressly provided otherwise in an Award agreement, “Disability” shall mean such Participant’s having been continuously disabled from performing duties assigned to the Participant for a period of not less than six consecutive calendar months, in which case such Disability shall be deemed to have commenced on the date following the end of such six consecutive calendar months.

“Employee”: Any person who is employed by the Company or any of its Affiliates.

“Employment”: A Participant’s employment or other service relationship with the Company or any of its Affiliates. Employment will be deemed to continue, unless the Administrator expressly provides otherwise, so long as the Participant is employed by, or otherwise is providing services in a capacity described in Section 5 to, the Company or any of its Affiliates. If a Participant’s employment or other service relationship is with any Affiliate of the Company and that entity ceases to be an Affiliate of the Company, the Participant’s Employment will be deemed to have terminated when the entity ceases to be an Affiliate of the Company unless the Participant transfers Employment to the Company or one of its remaining Affiliates. Notwithstanding the foregoing, in construing the provisions of any Award relating to the payment of “nonqualified deferred compensation” (subject to Section 409A) upon a termination or cessation of Employment, references to termination or cessation of employment, separation from service, retirement or similar or correlative terms will be construed to require a “separation from service” (as that term is defined in Section 1.409A-1(h) of the Treasury Regulations, after giving effect to the presumptions contained therein) from the Company and from all other corporations and trades or businesses, if any, that would be treated as a single “service recipient” with the Company under Section 1.409A-1(h)(3) of the Treasury Regulations. The Company may, but need not, elect in writing, subject to the applicable limitations under Section 409A, any of the special elective rules prescribed in Section 1.409A-1(h) of the Treasury Regulations for purposes of determining whether a “separation from service” has occurred. Any such written election will be deemed a part of the Plan.

“Fair Market Value”: As of a particular date, (i) the closing price for a share of Stock reported on the NASDAQ Stock Market (or any other national securities exchange on which the Stock is then listed) for that date or, if no closing price is reported for that date, the closing price on the immediately preceding date on which a closing price was reported or (ii) in the event that the Stock is not traded on a national securities exchange, the fair market value of a share of Stock determined by the Administrator consistent with the rules of Section 422 and Section 409A to the extent applicable.

“ISO”: A Stock Option intended to be an “incentive stock option” within the meaning of Section 422. Each Stock Option granted pursuant to the Plan will be treated as providing by its terms that it is to be an NSO unless, as of the date of grant, it is expressly designated as an ISO.

“NSO”: A Stock Option that is not intended to be an “incentive stock option” within the meaning of Section 422.

“Participant”: A natural person who is granted an Award under the Plan.

“Performance Award”: An Award subject to Performance Criteria.

“Performance Criteria”: Specified criteria, other than the mere continuation of Employment or the mere passage of time, the satisfaction of which is a condition for the grant, exercisability, vesting or full enjoyment of an Award. A Performance Criterion and any targets with respect thereto need not be based upon an increase, a positive or improved result or avoidance of loss.

“Plan”: The Agenus Inc. 2019 Equity Incentive Plan, as from time to time amended and in effect.

“Prior Plan”: The Agenus Inc. Amended and Restated 2009 Equity Incentive Plan, as amended.

“Restricted Stock”: Stock subject to restrictions requiring that it be forfeited, redelivered or offered for sale to the Company if specified service or performance-based vesting conditions are not satisfied.

“Restricted Stock Unit”: A Stock Unit that is, or as to which the delivery of Stock or cash in lieu of Stock is, subject to the satisfaction of specified service or performance-based vesting conditions.

“SAR”: A right entitling the holder upon exercise to receive an amount (payable in cash or in shares of Stock of equivalent value) equal to the excess of the Fair Market Value of the shares of Stock subject to the right over the base value from which appreciation under the SAR is to be measured.

“Section 409A”: Section 409A of the Code and the regulations thereunder.

“Section 422”: Section 422 of the Code and the regulations thereunder.

“Stock”: Common stock of the Company, par value $0.01 per share.

“Stock Option”: An option entitling the holder to acquire shares of Stock upon payment of the exercise price.

“Stock Unit”: An unfunded and unsecured promise, denominated in shares of Stock, to deliver Stock or cash measured by the value of Stock in the future.

“Substitute Awards”: Awards issued under the Plan in substitution for equity awards of an acquired company that are converted, replaced or adjusted in connection with the acquisition.

“Unrestricted Stock”: Stock not subject to any restrictions under the terms of the Award.

AGENUS INC. 3 FORBES ROAD LEXINGTON, MA 02421

VOTE BY INTERNET – www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information. If you hold your shares directly and wish to vote over the internet, your vote must be received by 11:59 P.M. Eastern Time on June 18, 2019. If your shares are held in a Company stock plan and you wish to vote over the internet, your vote must be received by 11:59 P.M. Eastern Time on June 16, 2019. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by Agenus Inc. in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards, and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the internet and, when prompted, indicate that you agree to receive or access stockholder materials electronically in future years.

VOTE BY PHONE – 1-800-690-6903

Use any touch-tone telephone and follow the instructions. Your shares will be voted according to your instructions. If you hold your shares directly and wish to vote over the telephone, your vote must be received by 11:59 P.M. Eastern Time on June 18, 2019. If your shares are held in a Company stock plan and you wish to vote over the telephone, your vote must be received by 11:59 P.M. Eastern Time on June 16, 2019.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

	For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
The Board of Directors recommends you vote FOR the following:	☐	☐	☐
1. Election of Director Nominees
01 Brian J. Corvese 02 Timothy R. Wright

The Board of Directors recommends you vote FOR the following proposals:	For	Against	Abstain

2.  To approve an amendment to our Amended and Restated Certificate of Incorporation (as amended) to increase the number of shares of common stock authorized for issuance thereunder from 240,000,000 to 400,000,000.

	☐	☐	☐
3. To approve our 2019 Equity Incentive Plan.	☐	☐	☐

4.  To ratify the appointment of KPMG LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2019.

NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

	☐	☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Form 10-K, Notice & Proxy Statement are available at www.proxyvote.com.

AGENUS INC.

Annual Meeting of Stockholders

June 19, 2019 at 5:00 PM

This proxy is solicited on behalf of the Board of Directors

The undersigned stockholder(s) of Agenus Inc. (the “Company”) hereby appoint(s) Garo H. Armen, PhD and Christine M. Klaskin, and each of them acting singly, the attorneys and proxies of the undersigned, with full power of substitution, to vote on behalf of the undersigned all of the shares of capital stock of the Company that the undersigned is entitled to vote at the Annual Meeting of Stockholders of the Company to be held on June 19, 2019, and at all adjournments thereof, hereby revoking any proxy heretofore given with respect to such shares.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED BY THE UNDERSIGNED STOCKHOLDER(S). IF NO SPECIFICATION IS MADE, THIS PROXY WILL BE VOTED FOR ALL PROPOSALS. IN THEIR DISCRETION, THE PROXIES ARE ALSO AUTHORIZED TO VOTE UPON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING. PLEASE SIGN AND MAIL THIS PROXY TODAY.

Continued and to be signed on reverse side